Exhibit 10.32

U.S. $35,000,000

LOAN AND SECURITY AGREEMENT

dated as of March 31, 2017

among

U.S. BANK NATIONAL ASSOCIATION,
as Bank,

SigmaTron International, Inc.,
as Borrower

and

THE OTHER PARTIES HERETO THAT
ARE DESIGNATED AS CREDIT PARTIES

8533106v11 3/31/2017 9:46 AM	2834.301

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4.4.	Bank's Additional Rights Regarding Collateral	45
4.5.	Eligible Contract Participants	46
5	REPRESENTATIONS AND WARRANTIES.	46
5.1.	Corporate Existence and Power	46
5.2.	Corporate Authorization; No Contravention	46
5.3.	Governmental Authorization	47
5.4.	Binding Effect	47
5.5.	Litigation	47
5.6.	No Default	47
5.7.	ERISA Compliance	48
5.8.	Ownership of Property; Liens	48
5.9.	Taxes	48
5.10.	Financial Condition.	48
5.11.	Environmental Matters	49
5.12.	Regulated Entities	49
5.13.	Solvency	49
5.14.	Labor Relations	50
5.15.	Intellectual Property	50
5.16.	Brokers' Fees; Transaction Fees	50
5.17.	Insurance	50
5.18.	Ventures, Subsidiaries and Affiliates; Outstanding Capital Stock	51
5.19.	Jurisdiction of Organization; Chief Executive Office; Etc	51
5.20.	Locations of Collateral and Books and Records	51
5.21.	Deposit Accounts and Other Accounts	51
5.22.	Government Contracts	51
5.23.	Full Disclosure	51
5.24.	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	52
5.25.	Investment Property; Letter of Credit Rights; Electronic Chattel Paper; Commercial Tort Claims; Instruments	52
5.26.	Accounts	52
6	AFFIRMATIVE COVENANTS.	53
6.1.	Financial Statements	53
6.2.	Appraisals; Certificates; Other Information	54
6.3.	Notices	56
6.4.	Preservation of Corporate Existence, Etc	58

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6.5.	Maintenance of Property	58
6.6.	Insurance	58
6.7.	Payment of Obligations	59
6.8.	Compliance with Laws	59
6.9.	Inspection of Property and Books and Records	60
6.10.	Use of Proceeds	60
6.11.	Cash Management Systems; Depository Banks; Locked Box, Special Depositary Account.	60
6.12.	Landlord Agreements; Bailees; Consignees; Warehousemen	61
6.13.	Claims Against Collateral	62
6.14.	Operating Account	62
6.15.	Anti-Money Laundering Compliance	62
6.16.	Further Assurances; Guaranty and Collateral	62
6.17.	Copyrights, Patents, Trademarks and Licenses.	62
6.18.	Post-Closing Requirements	65
7	NEGATIVE COVENANTS.	66
7.1.	Indebtedness; Contingent Obligations.	66
7.2.	Liens	67
7.3.	Compliance with ERISA	69
7.4.	Consolidations and Mergers	69
7.5.	Acquisitions and Investments	69
7.6.	Restricted Payments	70
7.7.	Capital Structure	71
7.8.	Affiliate Transactions	71
7.9.	Dispositions	71
7.10.	Change in Business	72
7.11.	Changes in Accounting, Name or Jurisdiction of Organization; Etc	72
7.12.	No Negative Pledges	72
7.13.	Sale-Leasebacks	72
7.14.	Removal of Collateral	73
7.15.	Returns and Acquisitions of Inventory	73
8	FINANCIAL COVENANT.	73
8.1.	Minimum Fixed Charge Coverage Ratio	73
9	DEFAULT.	73
9.1.	Events of Default	73

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9.2.	Remedies	76
9.3.	Waivers by Credit Parties	78
9.4.	Notice of Disposition; Allocations	78
9.5.	Rights Not Exclusive	78
9.6.	Equitable Relief	79
10	MISCELLANEOUS.	79
10.1.	Notices.	79
10.2.	Waivers; Amendments.	80
10.3.	Expenses; Indemnification.	80
10.4.	Successors and Assigns.	82
10.5.	Survival	83
10.6.	Counterparts; Integration; Effectiveness	83
10.7.	Severability	84
10.8.	Right of Setoff	84
10.9.	Governing Law; Jurisdiction; Consent to Service of Process.	84
10.10.	WAIVER OF JURY TRIAL	85
10.11.	Confidentiality	85
10.12.	Nonreliance; Violation of Law	86
10.13.	USA PATRIOT Act	86
10.14.	Disclosure	86
10.15.	Interest Rate Limitation	86
10.16.	Agreement Jointly Drafted	87
10.17.	Advice of Counsel Obtained	87

EXHIBITS

Exhibit 1.1	Form of Borrowing Base Certificate
Exhibit 3.1	Closing Checklist
Exhibit 6.2(a)	Form of Compliance Certificate
Exhibit 6.2(h)	Form of Reconciliation Report

SCHEDULES

Schedule S-1	Subsidiary Guarantors
Schedule 5.5	Litigation

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Schedule 5.7	ERISA
Schedule 5.8	Real Estate
Schedule 5.14	Labor Relations
Schedule 5.15	Intellectual Property
Schedule 5.17	Insurance
Schedule 5.18	Ventures, Subsidiaries and Affiliates; Outstanding Capital Stock
Schedule 5.19	Jurisdiction of Organization; Chief Executive Office
Schedule 5.20	Locations of Inventory, Equipment and Books and Records
Schedule 5.21	Deposit Accounts and Other Accounts
Schedule 5.22	Governmental Contracts
Schedule 5.25	Investment Property; Letter of Credit Rights; Electronic Chattel Paper; Commercial Tort Claims; Instruments
Schedule 7.1	Indebtedness; Contingent Obligations
Schedule 7.2	Liens
Schedule 7.5	Investments

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of March 31, 2017, by and among SigmaTron International, Inc., a Delaware corporation ("Borrower"), the other Credit Parties hereto, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, is as follows:

1.       DEFINITIONS.

1.1.       Defined Terms.  In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall be defined as follows:

"Account Debtor" means any Person obligated on an Account.

"Accounts" means as at any date of determination, all "accounts" (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party.

"Adjusted EBITDAR" means, with respect to any fiscal period, the total (without duplication), in Dollars, for Borrower and its Subsidiaries on a consolidated basis and as determined in accordance with GAAP consistently applied, of: (a) EBITDAR for such period, minus (b) the aggregate cash amount of income and franchise taxes paid during such period, minus (c) all Capital Expenditures for such period, exclusive of those Capital Expenditures made from funds borrowed by Borrower or pursuant to any Capital Lease (for purposes of this clause (c) "funds borrowed" will not include funds borrowed from Bank as a Revolving Loan), minus (d) all dividends and distributions paid in cash, and all cash paid in connection with redemptions or repurchases of any Capital Stock, during such period.

"Affiliate" means, as to any Person (the "Subject Person"), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person.  For purposes of this definition, "control" of a Person means the power, direct or indirect, (a) to vote twenty percent (20%) or more of the securities (or other ownership interests) having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (b) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise.  Notwithstanding the foregoing, Bank shall not be deemed an "Affiliate" of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

"Agreement" has the meaning assigned to such term in the preamble hereof.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

"Applicable Spread" means, for any day, (a) zero percent (0.00%) with respect to any Prime Rate Loan or (b) one and one-half percent (1.50%) with respect to any LIBOR Rate Loan, as the case may be.

"Available Revolving Commitment" means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure at such time.

"Availability" means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment minus Reserves established by Bank in its Permitted Discretion and (ii) the Borrowing Base minus (b) the Revolving Exposure.

"Availability Period" means the period from and including the Closing Date to but excluding the Maturity Date.

"Bank" means U.S. Bank National Association, and any successor or assign of U.S. Bank National Association permitted hereunder.

"Banking Services" means each and any of the following bank services provided to any Credit Party by Bank or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, "commercial credit cards," purchasing cards and procurement cards), (b) stored value cards, (c) credit card processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

"Banking Services Obligations" means any and all obligations and liabilities of any or all of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

"Banking Services Reserves" means all Reserves which Bank from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

"Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" has the meaning assigned to such term in the preamble hereof.

"Borrowing" means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect.

"Borrowing Base" means, as of any date of determination by Bank, an amount in Dollars equal to the sum at such time of the following (less Reserves established by Bank at such time in its Permitted Discretion and subject to adjustment as provided in Section 2.17):

(a)       eighty-five percent (85%) of the book value of Eligible Accounts at such time; plus

(b)       the lesser of (1) sixty-five percent (65%) of the book value of Eligible Inventory valued at the lower of cost or market on a first-in, first-out basis, or (2) eighty-five percent (85%) of the book value of Eligible Inventory valued at the lower of cost or market multiplied by the then current NOLV Factor;

provided, that the book value of any category of Inventory shall be reduced (A) by vendor rebates and (B) to eliminate intercompany profits.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to Bank (absent any error in such Borrowing Base Certificate); provided, that the Borrowing Base shall be adjusted (i) with three (3) Business Days' written notice from Bank to Borrower (provided that no notice shall be required if there are exigent circumstances that require Bank to impose a Reserve or enact an exclusion in a shorter time period) upon the establishment of any Reserve by Bank in accordance with the terms of this Agreement or the exclusion by Bank in accordance with the terms of this Agreement of any previously eligible component of the Borrowing Base, (ii) at Bank's election for collections received in respect of Accounts and (iii) otherwise in accordance with Section 2.17.

"Borrowing Base Certificate" means a certificate, signed (or submitted electronically in accordance with Section 10.1.2) and certified as accurate and complete by a Responsible Officer of Borrower, in substantially the form of Exhibit 1.1 or another form which is acceptable to Bank in its Permitted Discretion.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan or LIBOR Rate Borrowing, the term "Business Day" shall also mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

"Capital Expenditures" means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Credit Parties.

"Capital Lease" means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

"Capital Lease Obligations" means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

"Capital Stock" means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the Rules and

Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended.

"Cash Equivalents" means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least "A-1" from S&P or at least "P-1" from Moody's, (c) any commercial paper rated at least "A-1" by S&P or "P-1" by Moody's and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers' acceptance issued or accepted by (i) Bank or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) "adequately capitalized" (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a),  (b),  (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody's the highest rating obtainable for money market funds in the United States; provided,  however, that the maturities of all obligations specified in any of clauses (a),  (b),  (c) or (d) above shall not exceed 365 days.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or any change in the applicability of such law, rule or regulation, on the interpretation thereof, with respect to Bank, or (c) compliance by Bank with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement;  provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Change of Control"  means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty-five percent (25%) or more of the outstanding shares of voting stock of the Borrower on a fully diluted basis; and (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed or approved by directors so nominated.

"Charges" shall have the meaning assigned to such term in Section 10.16.

"Closing Date" means March 31, 2017.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means all Property described in Section 4.1, all Property described in any Collateral Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

"Collateral Documents" means, collectively, this Agreement, the Control Agreements and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, mortgages, deeds of trust, key man life insurance assignments, control agreements, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party and Bank, now or hereafter delivered to Bank pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person, as debtor, in favor of Bank, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

"Commercial LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" means a certificate in the form of Exhibit 6.2(a).

"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Swap Agreements; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

"Contract" has the meaning given such term in Section 9.2(f).

"Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

"Control Agreement" means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Bank and the depository, securities intermediary or commodities intermediary, and in form and substance satisfactory to Bank and in any event providing to Bank "control" of such deposit account or securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

"Controlled Disbursement Account" means an account established at Bank, which will be structured and utilized as a non-interest bearing, controlled disbursement account in accordance with the controlled disbursement account policies and procedures of the Bank from time to time in effect.

"Copyrights" shall mean, collectively, all copyrights owned by or assigned to and all copyright registrations and applications made by each Credit Party (whether statutory or common law and whether established or registered in the United States or any other country) including, without limitation, the copyrights, registrations and applications listed in Schedule 5.15 hereto, together with any and all (a) rights and privileges arising under applicable law with respect to such Credit Party's use of any copyrights, (b) reissues, renewals, continuations and extensions thereof, (c) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world and (e) rights to sue for past, present and future infringements thereof.

"Credit Party" means Borrower and each Guarantor.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" means the rate of interest referred to in Section 2.10.2.

"Disposition" means any sale, assignment, lease, conveyance, transfer or other disposition of (whether in one or a series of transactions) any Property (including the Capital Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse).

"Dollars," "dollars" and "$" refers to lawful money of the United States of America unless otherwise indicated.

"Domestic Subsidiary" means each Subsidiary that is a "United States person" under and as defined in Section 7701(a)(30) of the Code.

"EBITDA" means, with respect to any fiscal period, the total (without duplication), in Dollars, for Borrower and its Subsidiaries on a consolidated basis and as determined in accordance with GAAP consistently applied, of: (a) Net Income for such period, plus (b) in each case to the extent deducted in calculating Net Income for such period, (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) non-cash extraordinary losses, and (v) expenses and settlement costs not to exceed $321,500 with respect to litigation identified by Borrower to Bank on the Closing Date, minus (c) in each case to the extent included in calculating Net Income for such period (i) extraordinary gains and (ii) interest income.  EBITDA, for purposes of this Agreement, will be calculated utilizing a first in-first out method of cost accounting for Inventory.

"EBITDAR" means, with respect to any fiscal period, the total (without duplication), in Dollars, for Borrower and its Subsidiaries on a consolidated basis and as determined in accordance with GAAP consistently applied, of: (a) EBITDA plus (b) rent expense, in each case for such period.

"Eligible Accounts" means all Accounts owned by Borrower and properly reflected as "Eligible Accounts" in the most recent Borrowing Base Certificate delivered by Borrower to Bank, except any Account to which any of the exclusionary criteria set forth below applies.  Bank shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion with three (3) Business Days' written notice from Bank to Borrower (provided that no notice shall be required if there are exigent circumstances that require Bank to establish, modify or eliminate Reserves in a shorter time period).  In addition, Bank reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria in its Permitted Discretion with three (3) Business Days' written notice from Bank to Borrower (provided that no notice shall be required if there are exigent circumstances that require Bank to adjust or establish criteria in a shorter time period).  Eligible Accounts shall not include the following Accounts of Borrower:

(a)       any Account that is not paid within the earlier of (i) sixty (60) days following its due date or (ii) ninety (90) days following its original invoice date; provided that Borrower shall be permitted up to $500,000 of Availability with respect to Accounts that would otherwise be deemed ineligible solely by virtue of the criteria set forth in this clause (a)(ii), so long as such Accounts are paid no later than 120 days following its original invoice date;

(b)       Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in clause (a) of this definition;

(c)       Accounts that are the obligations of an Account Debtor located in a foreign country other than Canada unless payment thereof is either (i) assured by a letter of credit assigned and delivered to Bank, satisfactory to Bank in its sole discretion as to form, amount and issuer or (ii) credit insurance, satisfactory to Bank in its sole discretion as to form, amount and carrier; provided that Borrower shall be permitted up to $2,000,000 of Availability with respect to Accounts that would otherwise be deemed ineligible solely by virtue of the criteria set forth in this clause (c);

(d)       Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Bank, in its sole discretion, has agreed to the contrary in writing, or the Borrower has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation to Bank's satisfaction at its sole discretion;

(e)       Accounts to the extent any Credit Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to any Credit Party or any Subsidiary thereof but only to the extent of the potential offset;

(f)       any Account to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account but only to the extent of the defense, counterclaim, setoff or dispute;

(g)       Accounts that arise from a sale to any Affiliate of any Credit Party;

(h)       Accounts owing by an Account Debtor to the extent the aggregate amount of Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceeds (i) twenty percent (20%) of all Eligible Accounts for a Non-Investment-Grade Account Debtor and (ii) forty percent (40%) of all Eligible Accounts for an Investment-Grade Account Debtor, but only to the extent of the applicable excess;

(i)        Accounts with respect to which an invoice, reasonably acceptable to Bank in form and substance, has not been sent to the applicable Account Debtor;

(j)       Accounts where:

(i)        the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii)       a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(k)       Accounts that arise from a sale to any director, officer, other employee, or to any entity that has any common officer or director with any Credit Party;

(l)       Accounts (i) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to Borrower's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(m)      Accounts that arise with respect to goods that are delivered on a bill-and-hold basis;

(n)       Accounts that arise with respect to goods that are delivered on a cash-on-delivery basis;

(o)       Accounts that are payable in any currency other than United States Dollars;

(p)       Accounts that are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Bank, securing the Obligations;

(q)       Accounts that arise with respect to goods that are placed on guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(r)       Accounts that are evidenced by a judgment, instrument or chattel paper;

(s)       Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(t)       Accounts that do not arise from the sale of goods or the performance of services by Borrower in the Ordinary Course of Business, including, without limitation, sales of Equipment and bulk sales;

(u)       Accounts as to which Bank's Lien thereon is not a first priority perfected Lien, including, without limitation, any Factored Collateral; or

(v)       Accounts that are otherwise determined to be unacceptable by Bank in its Permitted Discretion, upon the delivery of three (3) Business Days prior notice (oral or written) of such determination to Borrower (provided that no notice shall be required if there are exigent circumstances that require Bank to make a determination in a shorter time period).

"Eligible Inventory" means Inventory owned by Borrower and properly reflected as "Eligible Inventory", in the most recent Borrowing Base Certificate delivered by Borrower to Bank, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies.  Bank shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion with three (3) Business Days' written notice from Bank to Borrower (provided that no notice shall be required if there are exigent circumstances that require Bank to establish, modify or eliminate Reserves in a shorter time period).  In addition, Bank reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria in its Permitted Discretion with three (3) Business Days' written notice from Bank to Borrower (provided that no notice shall be required if there are exigent circumstances that require Bank to adjust or establish criteria in a shorter time period).  Eligible Inventory shall not include the following Inventory of Borrower.

(a)       Inventory that is excess, obsolete, unsaleable, shopworn or seconds;

(b)       Inventory that is damaged, returned, rejected or otherwise unfit for sale;

(c)       Inventory that is located at any site if the aggregate book value of Inventory at any such location is less than $100,000, except for inventory that is on consignment (or other segregated Inventory) located at a location owned or leased by Whirlpool Corporation or Electrolux AB;

(d)       Inventory that is placed on consignment; provided that Borrower shall be permitted up to $7,000,000 of Availability with respect to Inventory that would otherwise be deemed ineligible solely by virtue of the criteria set forth in this clause (d) so long as within forty-five (45) days of the Closing Date, (i) a consignment agreement or other segregated Inventory agreement acceptable to Bank in its Permitted Discretion has been delivered to Bank in form satisfactory to Bank and (ii) at Bank's Permitted Discretion, Bank has filed financing statements satisfactory to Bank with respect to such consigned inventory, reflecting Bank's first priority of Liens on such Inventory;

(e)       Inventory that (i) is not either located on premises owned, leased or rented by a Credit Party or stored with a bailee or warehouseman (other than a processor), (ii) is stored at a leased or rented location, unless (x) a landlord waiver has been delivered to Bank in form satisfactory to Bank, or (y) Reserves satisfactory to Bank have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless (x) an acknowledged bailee letter has been received by Bank with respect thereto in form reasonably satisfactory to Bank, or (y) Reserves satisfactory to Bank have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Bank, unless a mortgagee waiver has been delivered to Bank in form reasonably satisfactory to Bank;

(f)       Inventory that is not located in the United States or that is in transit, except for (i) Inventory in transit between domestic locations of Credit Parties in the United States as to which Bank's Liens have been perfected at origin and destination; or (ii) Borrower shall be permitted up to $1,500,000 of Availability with respect to Inventory consisting of raw materials plus up to $3,000,000 of Availability with respect to Inventory consisting of finished goods, in transit from Subsidiaries, vendors or suppliers despite not being located in the United States or being in transit so long as

(i)        such Inventory currently is in transit by vessel from a location outside of the continental United States to a location in the continental United States set forth on Schedule 5.20;

(ii)       title to such Inventory has passed to Borrower;

(iii)      such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Bank; and

(iv)       with respect to Inventory subject to a bill of lading issued on or after the date that is 10 Business Days after the Closing Date, such Inventory is the subject of a negotiable bill of lading governed by the laws of a state within the United States (x) that was issued by the logistics provider, customs broker or freight forwarder acceptable to Bank respecting the subject Inventory, and (y) that is in the possession of Bank or a logistics provider, customs broker or freight forwarder acceptable to Bank party to an Imported Goods Agreement (in each case possessed in the continental United States).

(g)       Inventory that is not covered by casualty insurance reasonably acceptable to Bank;

(h)       Inventory that is not owned by Borrower or is subject to Liens (other than Permitted Liens described in Sections 7.2(b),  (c),  (d) and (f)) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Credit Party's performance with respect to that Inventory);

(i)       Inventory that is not subject to a first priority Lien in favor of Bank, except for Permitted Liens described in Section 7.2(d) (subject to Reserves);

(j)       work-in-process Inventory;

(k)       Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or Disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other Disposition (to the extent of such monies);

(l)       Inventory that consists of packing or shipping materials, or manufacturing supplies;

(m)      Inventory that consists of tooling or replacement parts;

(n)       Inventory that consists of display items;

(o)       Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(p)       Inventory that is otherwise determined to be unacceptable by Bank in its Permitted Discretion, upon the delivery of three (3) Business Days' oral or written notice of such determination to Borrower; and

(q)       Inventory that is custom made for a particular customer of Borrower for which Borrower's customer did not issue a purchase order, agreement or other evidence satisfactory to Bank in its Permitted Discretion to Borrower.

"Equipment" means equipment as defined in the UCC.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"ERISA Event" means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in "at risk" status within the meaning of Section 430(i) of the Code; (k) a Multiemployer Plan is in "endangered status" or "critical status" within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

"Event of Default" has the meaning assigned to such term in Section 9.

"Excluded Taxes" means (a) taxes imposed on (or measured by) overall net income, and franchise or excise taxes imposed in lieu of net income taxes, by the United States of America, or by the jurisdiction under the laws of which Bank's applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any U.S. backup withholding required by the Code due to (i) the failure of Bank to comply with Section 2.14.6, (ii) notified payee underreporting of reportable interest or dividend payments or other reportable payments or (iii) the IRS notifying Borrower that the taxpayer identification number furnished by Bank is incorrect, and (d) U.S. federal withholding taxes imposed pursuant to FATCA.

"Factored Account Debtor" means each of (a) Electrolux AB and (b) Whirlpool Corporation.

"Factored Collateral" means those certain Accounts which arise out of the sale of goods or services of Borrower to any Factored Account Debtor, which are purchased or assigned to Factoring Service Provider by Borrower pursuant to the Factoring Documents, and all proceeds, supporting obligations and other ancillary rights with respect to such Accounts.

"Factoring Documents"  means each of the Supplier Financing Agreement with Deutsche Bank AG dated December 16, 2014, the Supplier Agreement with PrimeRevenue dated October 3, 2012 and the Accounts Receivable Purchase Agreement with Wells Fargo Bank, N.A. dated October 10, 2012.

"Factoring Service Provider"  means each of (a) Deutsche Bank, AG, and (b) PrimeRevenue.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

"Federal Funds Effective Rate" means, for any day, the greater of (a) zero percent (0.0%) and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day's federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by Bank from three (3) Federal funds brokers of recognized standing selected by Bank in its sole discretion.

"FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

"First Tier Foreign Subsidiary" means a Foreign Subsidiary held directly by Borrower or indirectly by Borrower through one or more Domestic Subsidiaries.

"Fiscal Year" means the fiscal year of Borrower and its Subsidiaries ending on April 30 of each calendar year.

"Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) Adjusted EBITDAR to (b) Fixed Charges.

"Fixed Charges" means, with respect to any fiscal period, the total (without duplication), in Dollars, for Borrower and its Subsidiaries on a consolidated basis and as determined in accordance with GAAP consistently applied, of: (a) the principal amount of Indebtedness and obligations, in each case, paid or which were scheduled to be paid during such period, (b) scheduled Capital Lease payments paid or which were scheduled to be paid during such period,

(c) aggregate cash interest expense for such period, including interest paid on the Obligations, any Subordinated Indebtedness, Capital Lease Obligations and any other Indebtedness for such period (including amortization of original issue discount and non-cash interest payments), and (d) aggregate rent expense for such period, and (e) contingent payments with respect to the Spitfire Earnout.

"Foreign Subsidiary" means, with respect to any Person, a Subsidiary of such Person that is organized under the laws of a jurisdiction other than the United States of America or any political subdivision thereof.

"GAAP" means generally accepted accounting principles in the United States of America.

"General Intangibles" means general intangibles as defined in the UCC.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantor" means each Subsidiary Guarantor.

"Guaranty" means that certain Guaranty, dated as of even date herewith, in form and substance reasonably acceptable to Bank, made by the Guarantors in favor of Bank, as the same may be amended, restated and/or modified from time to time.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Imported Goods Agreement" means logistic provider agreement, imported goods agreement or similar agreement between Bank and an applicable logistics provider, customs broker or freight forwarder acceptable to Bank in possession of bills of lading evidencing a right to possess Inventory owned by Borrower, in each case in form and substance satisfactory to Bank.

"Indebtedness" of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Capital Stock (or any Capital Stock of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Capital Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Capital Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Information" has the meaning assigned to such term in Section 10.12.

"Intellectual Property Collateral" shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill.

"Interest Differential" means an amount equal to the greater of (a) $250.00 and (b) the financial loss incurred by Bank resulting from the applicable prepayment, calculated as the difference between the amount of interest Bank would have earned (from like investments as of the first day of the applicable Interest Period) had such prepayment not occurred and the interest Bank will actually earn (from like investments as of the date of the applicable prepayment) as a result of the redeployment of funds from such prepayment.

"Interest Election Request" means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.5.

"Interest Payment Date" means the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

"Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the advance date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day thereafter which matches the interest rate term selected by Borrower; provided,  however, (a) if any Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case the Interest Period shall end on the immediately preceding Business Day; or (b) if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period), then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period.

"Inventory" means "inventory" as defined in the UCC.

"Investment" has the meaning assigned to such term in Section 7.5.

"Investment-Grade Account Debtor" means an Account Debtor with a rating of at least "BBB-" from S&P and at least "Baa3" from Moody's.

"IRS" means the Internal Revenue Service of the United States and any successor thereto.

"Knowledge of Borrower" means the personal knowledge of a Responsible Officer of Borrower.

"LC Collateral Account" has the meaning assigned to such term in Section 2.4.8.

"LC Disbursement" means a payment made by Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum of Commercial LC Exposure and Standby LC Exposure.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement.

"Liabilities" means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

"LIBOR Rate" has the meaning given such term in Section 2.10.1.

"LIBOR Rate Borrowing" means a Borrowing of a LIBOR Rate Loan.

"LIBOR Rate Loan" has the meaning given such term in Section 2.10.1.

"Licenses" shall mean, collectively, all license and distribution agreements and covenants not to sue with any other party with respect to any Patent, Trademark or Copyright, whether a Credit Party is a licensor or licensee, distributor or distributee under any such license or distribution agreement including, without limitation, the license and distribution agreements listed in Schedule 5.15 hereto, together with any and all (a) renewals, extensions, supplements and continuations thereof, (b) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (c) rights to sue for past, present and future infringements or violations thereof, and (d) any other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" means this Agreement, any promissory notes issued pursuant to the Agreement, the Guaranty, any Letter of Credit applications, the Collateral Documents, Imported Goods Agreement, and all other agreements, instruments, documents and certificates delivered to Bank in connection with the foregoing.

"Loans" means the loans and advances made by Bank pursuant to this Agreement, including Revolving Loans.

"Locked Box" has the meaning assigned to such term in Section 5.27.

"Material Adverse Effect" means:  (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of the Credit Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than Bank) to perform its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to Bank under any of the Collateral Documents.

"Maturity Date" means March 31, 2022 or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

"Maximum Rate" has the meaning assigned to such term in Section 10.16.

"Mortgages" means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of Bank on real property of a Credit Party, including any amendment, modification or supplement thereto.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

"Net Income" means, with respect to any fiscal period, the total net income (or loss), in Dollars, for Borrower and its Subsidiaries, on a consolidated basis and as determined in accordance with GAAP consistently applied, for such period, excluding (a) the income (or loss) of any Person which is not a Subsidiary of Borrower, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of Borrower and its Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other extraordinary gains or losses of Borrower or its Subsidiaries, and related tax effects in accordance with GAAP.

"Net Orderly Liquidation Value" means the cash proceeds of Inventory, which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Bank by an appraiser selected by Bank.

"Net Proceeds" means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates of the Credit Parties) in connection with such event, (ii) in the case of a sale, transfer or other Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer).

"NOLV Factor" means, as of the date of the appraisal of Inventory most recently received by Bank, the quotient of the Net Orderly Liquidation Value of Inventory divided by the book value of Inventory, expressed as a percentage.  The NOLV Factor will be increased or reduced promptly upon receipt by Bank of each updated appraisal.

"Non-Investment-Grade Account Debtor" means an Account Debtor with (a) a rating of less than "BBB-" from S&P or less than "Baa3" from Moody's or (b) no rating from S&P or Moody's.

"Notice of Borrowing" means a request by Borrower for a Borrowing in accordance with Section 2.3.

"Obligations" means all unpaid principal of and accrued and unpaid interest (including interest that accrues after the commencement of an insolvency proceeding with respect to any Credit Party, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding) on the Loans, all LC Exposure, all Banking Services Obligations, all Swap Obligations (subject to Section 4.5), all accrued and unpaid fees and all expenses (including fees and expenses that accrue after the commencement of an insolvency proceeding with respect to any Credit Party, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), reimbursements, indemnities and other obligations of the Credit Parties to Bank, any of its Affiliates or any indemnified party arising under the Loan Documents, and all other Indebtedness, obligations and liabilities of any kind owing by any Credit Party to Bank, any of its Affiliates or any indemnified party, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any insolvency proceeding with respect to any Credit Party (regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto.

"Operating Account" has the meaning assigned to such term in Section 2.3.

"Ordinary Course of Business" means, in respect of any transaction involving any Person, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

"Organization Documents" means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Capital Stock of a Person.

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

"Participant" has the meaning set forth in Section 10.4.

"Patents" shall mean, collectively, all patents issued or assigned to and all patent applications and registrations made by any Credit Party (whether established or registered or recorded in the United States or any other country) including, without limitation, the patents, patent applications, registrations and recordings listed in Schedule 5.15 hereto, together with any and all (a) rights and privileges arising under applicable law with respect to such Credit Party's use of any patents, (b) inventions and improvements described and claimed therein, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (d) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (e) rights corresponding thereto throughout the world, and (f) rights to sue for past, present and future infringements thereof.

"PATRIOT Act" means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permits" means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Liens" has the meaning given such term in Section 7.2.

"Permitted Purchase Money Indebtedness" means purchase money or Capital Lease Obligations incurred by Borrower or its Subsidiaries to fund the purchase of Equipment, real estate or other fixed assets; provided, that (a) in no event shall the principal amount of such Indebtedness outstanding at any time exceed in the aggregate $5,000,000 (minus the value of assets subject to a Permitted Sale and Leaseback Transaction at such time); (b) such purchase money Indebtedness will not be secured by any Collateral or by any Property other than the Property so acquired and any identifiable proceeds; and (c) the principal amount of such purchase money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the Property so acquired.

"Permitted Refinancing" means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 7.1.1(c) or (d) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction (other than any Permitted Sale and Leaseback Transaction), (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

"Permitted Sale and Leaseback Transaction" means such Sale and Leaseback Transactions, for which the aggregate value of Equipment, real estate or other fixed assets subject thereto do not exceed $5,000,000 during any Fiscal Year (minus the outstanding principal amount of Permitted Purchase Money Indebtedness at such time).

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prepayment Event" means:

(a)       any sale, transfer or other Disposition (including pursuant to a Sale and Leaseback transaction) of any Property of any Credit Party, other than Dispositions described in Section 7.9(a) of Equipment having a fair value not exceeding $250,000 in the aggregate in any Fiscal Year;

(b)       any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Credit Party with a fair value immediately prior to such event equal to or greater than $250,000;

(c)       the issuance by Borrower of any Capital Stock, or the receipt by Borrower of any capital contribution except pursuant to a stock option or purchase plan; or

(d)       the incurrence by any Credit Party of any Indebtedness, other than Indebtedness permitted under Section 7.1.1.

"Prime Rate" has the meaning given such term in Section 2.10.1.

"Prime Rate Borrowing" means a Borrowing of a Prime Rate Loan.

"Prime Rate Loan" has the meaning given such term in Section 2.10.1.

"Prior Indebtedness" means the Indebtedness provided in that certain Third Amended and Restated Credit Agreement dated as of October 31, 2014 between Borrower and Wells Fargo Bank, National Association, as amended, restated, supplemented or otherwise modified from time to time on or prior to the Closing Date, but excluding all obligations and liabilities for the "Term Loan" as defined therein.

"Prior Lenders" means Wells Fargo Bank, National Association and any other holders of Prior Indebtedness.

"Pro Forma Basis" means, for any Disposition, whether actual or proposed, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant preceding four fiscal quarter period, and the following pro forma adjustments shall be made:

(a)       in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such period;

(b)       interest accrued during the relevant period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such period; and

(c)       any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such period.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

"Real Estate" means any real estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Releases" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

"Remittances" has the meaning given such term in Section 6.11.2.

"Reportable Event" means an event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the PBGC under such regulations).

"Requirement of Law" means, as to any Person, the Organization Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserves" means any and all reserves which Bank deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for rent at locations leased by any Credit Party and for consignee's, warehousemen's and bailee's charges, reserves for Swap Obligations, Banking Services Reserves, reserves for dilution of Accounts, reserves for accrued and unpaid interest on the Obligations, reserves for Inventory shrinkage, reserves for declines in

Inventory values and reserves for contingent liabilities of any Credit Party) based on such considerations as Bank deems appropriate in its Permitted Discretion from time to time.

"Responsible Officer" means the chairman, chief executive officer, president, chief financial officer or treasurer of any Credit Party or any other employee having substantially the same authority and responsibility.

"Restricted Payment" has the meaning assigned to such term in Section 7.6.

"Revolving Commitment" means Bank's commitment to make Revolving Loans and issue Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of Revolving Exposure hereunder.  The initial amount of the Revolving Commitment is $35,000,000.

"Revolving Exposure" means the sum of the outstanding principal amount of the Revolving Loans plus the LC Exposure.

"Revolving Loan" means a Loan made pursuant to Section 2.1.

"Sale and Leaseback Transaction" means an arrangement entered into by Borrower or any of its Subsidiaries with any Person providing for Borrower or such Subsidiary to lease or rent Equipment, real estate or other fixed assets that Borrower or such Subsidiary has or will sell or otherwise transfer to such Person.

"Sanctions" means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority.

"Solvent" means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Special Depositary Account" has the meaning assigned to such term in Section 6.11.3.

"Specified Foreign Account Debtors" means any of Electrolux AB, Whirlpool Corporation, Jabil Circuit, Inc., Avery Weigh Tronix UK Ltd., Promate Solutions Corporation or Camtech International CO LTD or their subsidiaries organized under the laws of Australia,

China, Estonia, Hungary, Israel, Mexico, Poland, Sweden, Taiwan, Thailand and the United Kingdom.

"Spitfire Earnout" means the "Additional Payments" due to Spitfire Control, Inc. pursuant to the Purchase Agreement between Borrower and Sherbert USA, Inc. (fka Spitfire Control, Inc.), dated May 31, 2012, as defined in said Purchase Agreement.

"Standby LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.

"Subordinated Indebtedness" means any other Indebtedness of a Credit Party or a Subsidiary of a Credit Party which is subordinated to payment of the Obligations to the written satisfaction of Bank.

"Subsidiary" means any Person as to which any Credit Party owns, directly or indirectly, at least fifty percent (50%) of the outstanding shares of Capital Stock or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons or an equivalent controlling interest in Bank's judgment.

"Subsidiary Guarantor" means each Subsidiary of Borrower that guaranties the Obligations after the Closing Date, including those Subsidiaries identified on Schedule S-1.

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

"Swap Obligations" of a Person means any and all obligations of such Person owing to Bank or its Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

"Tax or Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Title IV Plan" means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

"Trademarks" shall mean, collectively, all trademarks (including service marks), logos, federal and state trademark registrations and applications made by any Credit Party, common law trademarks and trade names owned by or assigned to such Credit Party and all registrations and applications for the foregoing, including, without limitation, the registrations and applications listed in Schedule 5.15 hereto, together with any and all (a) rights and privileges arising under applicable law with respect to such Credit Party's use of any trademarks, (b) reissues, continuations, extensions and renewals thereof, (c) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world, and (e) rights to sue for past, present and future infringements thereof.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Prime Rate.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

"Wholly-Owned Subsidiary" means any Subsidiary in which (other than directors' qualifying shares required by law) one hundred percent (100%) of the Capital Stock, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrower, or by one or more of the other Wholly-Owned Subsidiaries of Borrower, or both.

"Withholding Agent" means any Credit Party and Bank.

"Work" shall mean any work which is subject to copyright protection pursuant to Title 17 of the United States Code.

1.2.       Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "LIBOR Rate Loan").  Borrowings also may be classified and referred to by Type (e.g., a "LIBOR Rate Borrowing").

1.3.       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All of the uncapitalized terms contained in the Loan Documents which are now or hereafter defined under the UCC will, unless defined in the Loan Documents or the context indicates otherwise, have the meanings now or hereafter provided for in the UCC.

1.4.       Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Bank that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Bank notifies Borrower that Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at "fair value."  In addition, without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements referenced in Section 5.10(a) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.  A breach of a financial covenant contained in Section 8 shall be deemed to have occurred as of any date of determination by Bank or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Bank.

1.5.       Rates.  Bank does not warrant, nor accept responsibility, nor shall Bank have any liability with respect to the administration, submission or any other matter related to the LIBOR Rate or with respect to any comparable or successor rate thereto.

2.       THE CREDITS.

2.1.       Revolving Commitment.  Subject to the terms and conditions set forth herein, Bank agrees to make Revolving Loans to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the lesser of (a) the sum of the Revolving Commitment minus Reserves established by Bank in its Permitted Discretion or (b) the Borrowing Base.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.

2.2.       Loans and Borrowings.

2.2.1.    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by Bank in accordance with the Revolving Commitment.

2.2.2.    Subject to Section 2.11, each Borrowing shall be comprised entirely of Prime Rate Loans or LIBOR Rate Loans as Borrower may request in accordance herewith.  Bank may at its option make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

2.2.3.    At the commencement of each Interest Period for any LIBOR Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.  Prime Rate Borrowings may be in any amount.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) LIBOR Rate Borrowings outstanding.

2.2.4.    Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.3.       Requests for Borrowings; Disbursements of Loans.  To request a Borrowing, Borrower shall notify Bank of such request in writing in a form approved by Bank and signed by a duly authorized Responsible Officer of Borrower (provided,  however, that the Bank may rely on the authority of any officer or employee of Borrower whom Bank in good faith believes to be authorized to request advances) and delivered by hand, facsimile or (subject to Section 10.1.2) electronic communication (i) in the case of a LIBOR Rate Borrowing, not later than 1:00 p.m., Central time, two (2) Business Days before the date of the proposed Borrowing or (ii) in the case of a Prime Rate Borrowing, not later than 1:00 p.m., Central time, on the date of the proposed Borrowing; provided that in the case of a Presentment, such proposed Borrowing shall not require a Notice of Borrowing.  Each such Notice of Borrowing shall be irrevocable.  Each such Notice of Borrowing shall specify the following information:

(a)       the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(b)       the date of such Borrowing, which shall be a Business Day;

(c)       whether such Borrowing is to be a Prime Rate Borrowing or a LIBOR Rate Borrowing; and

(d)       in the case of a LIBOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated in Section 2.10.1.

Any failure on behalf of Borrower to comply with the provisions of this Section 2.3 shall not in any manner affect the obligation of Borrower to repay such Borrowing in accordance with the terms of this Agreement.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Prime Rate Borrowing.  If no Interest Period is specified with respect to any requested LIBOR Rate Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month's duration.  Borrower irrevocably authorizes Bank to make all disbursements of Loans into a non-interest bearing, DDA operating account maintained by Borrower at Bank (account number 1993-8124-9523) (including any successor account(s) thereto, the "Operating Account") that will be structured and utilized for that purpose in accordance with Bank's policies and procedures from time to time in effect.  Unless other arrangements are made with, and expressly agreed to by, Bank (e.g., disbursements of Revolving Loans by wire transfer), all advances of the Revolving Loans, if made by Bank, will be credited to the Operating Account at the end of the applicable Business Day on which the advance is made.  With respect to Borrowings to cover Presentments in the Controlled Disbursement Account, Borrower hereby irrevocably authorizes Bank, without any further written or oral request of Borrower, to transfer funds automatically from the Operating Account to the Controlled Disbursement Account in amounts necessary for the payment of checks and other items drawn on the Controlled Disbursement Account as such checks and other items ("Presentments") are presented to Bank for payment.  If any Presentments in the Controlled Disbursement Account are paid by Bank in excess of funds available in the Operating Account for any reason, including the failure of Borrower to determine the correct amount of Presentments in its Notice of Borrowing, the amounts so paid by Bank will be deemed to be a Prime Rate Borrowing for all purposes of this Agreement and are hereby ratified and approved by Borrower; provided, however, that under no circumstances will Bank have any obligation to pay any Presentments in the Controlled Disbursement Account in excess of funds available in the Operating Account.  Notwithstanding anything to the contrary in this Section 2.3, Bank may, at any time hereafter on oral or written notice to Borrower, elect to discontinue the automatic sweeping of funds from the Operating Account to the Controlled Disbursement Account, but Bank instead may disburse proceeds of the Revolving Loans made by Bank by crediting only the Operating Account.  Furthermore, Bank reserves the right to discontinue providing controlled disbursement accounts to its customers, including Borrower.  Each request submitted by Borrower for a new Borrowing via wire transfer of funds must be initiated with Bank's wire transfer department (or by telephone or on-line functions made available by Bank's wire transfer department from time to time) via a duly completed and signed outgoing wire transfer form (or any replacement form promulgated by Bank).

2.4.       Letters of Credit.

2.4.1.    General.  Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its own account or for the account of any of the Subsidiary Guarantors, in a form acceptable to Bank in its Permitted Discretion, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

2.4.2.    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by Bank) to Bank (prior to 3:00 p.m., Central time, at least two (2) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.4.3), the amount of such

Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by Bank, Borrower also shall submit a letter of credit application on Bank's standard form in connection with any request for a Letter of Credit.  Upon receipt of a request from Borrower to issue, renew or extend such Letter of Credit, and of all related documents, including any letter of credit application, satisfactorily completed, Bank, within three (3) Business Days, may either (i) issue the requested Letter of Credit to the beneficiary thereof and transmit a copy to Borrower, or (ii) elect, in its Permitted Discretion, not to issue the proposed Letter of Credit.  If Bank elects not to issue such Letter of Credit, Bank will communicate in writing to Borrower the reason(s) why Bank has declined such request.  In addition, a Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (a) the LC Exposure shall not exceed $1,000,000 and (b) the Revolving Exposure shall not exceed the lesser of the Revolving Commitment and the Borrowing Base.

2.4.3.    Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (a) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (b) the date that is five (5) Business Days prior to the Maturity Date.

2.4.4.    Reimbursement.  If Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to Bank an amount equal to such LC Disbursement not later than 1:00 p.m., Central time, on (a) the Business Day that Borrower receives notice of such LC Disbursement, if such notice is received prior to 1:00 p.m., Central time, on the day of receipt, or (b) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Prime Rate Borrowing in an equivalent amount and, to the extent so financed, Borrower's obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Borrowing.

2.4.5.    Obligations Absolute.  Borrower's obligation to reimburse LC Disbursements as provided in Section 2.4.4 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (b) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (c) payment by Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (d) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower's obligations hereunder.  Neither Bank nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Bank; provided that the foregoing shall not be construed to excuse Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Bank (as finally determined by a court of competent jurisdiction), Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

2.4.6.    Interim Interest.  If Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Prime Rate Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due, or Bank elects not to debit the Borrower's loan account in an equivalent amount, pursuant to Section 2.4.4 or Section 2.15.3, respectively, then Section 2.10.2 shall apply.  Interest accrued pursuant to this paragraph shall be for the account of Bank.

2.4.7.    Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Bank demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account with Bank (the "LC Collateral Account"), an amount in cash equal to one hundred five percent (105%) of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (f) or (g) of Section 9.1.  Such deposit shall be held by Bank as collateral for the payment and performance of the Obligations.  Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and Borrower hereby grants Bank a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Bank and at Borrower's risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such LC Collateral Account.  Moneys in such account shall be applied by Bank to outstanding LC Disbursements and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations.

2.5.       Interest Elections.

2.5.1.    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a LIBOR Rate Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Borrower may elect different options with respect to different portions of the affected Borrowing and the Loans comprising each such portion shall be considered a separate Borrowing.

2.5.2.    To make an election pursuant to this Section, Borrower shall notify Bank of such election in writing in a form approved by Bank and signed by Borrower and delivered by hand, facsimile or (subject to Section 10.1.2) electronic communication by the time that a Notice of Borrowing would be required under Section 2.3 if Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable.

2.5.3.    Each Interest Election Request shall specify the following information in compliance with Section 2.2:

(a)       the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (c) and (d) below shall be specified for each resulting Borrowing);

(b)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(c)       whether the resulting Borrowing is to be a Prime Rate Borrowing or a LIBOR Rate Borrowing; and

(d)       if the resulting Borrowing is a LIBOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated in Section 2.10.1(b).

If any such Interest Election Request requests a LIBOR Rate Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month's duration.

2.5.4.If Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Prime Rate Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Bank, at its election, so notifies Borrower, then, so long as an Event of Default is continuing (a) no outstanding Borrowing may be converted to or continued as a LIBOR Rate Borrowing and (b) unless repaid, each LIBOR Rate Borrowing shall be converted to a Prime Rate Borrowing at the end of the Interest Period applicable thereto.

2.6.       Termination of Revolving Commitment.

2.6.1.    Unless previously terminated, the Revolving Commitment shall terminate on the Maturity Date.

2.6.2.    Borrower may at any time terminate the Revolving Commitment upon (a) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (b) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to Bank of a cash deposit (or at the discretion of Bank a backup standby letter of credit satisfactory to Bank) equal to one hundred five percent (105%) of the LC Exposure as of such date), (c) the payment in full of the accrued and unpaid fees, and (d) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

2.6.3.    Borrower shall notify Bank of any election to terminate the Revolving Commitment under Section 2.6.2 at least twenty (20) Business Days prior to the effective date of such termination, specifying such election and the effective date thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Bank on or prior to the specified effective date) if such condition is not satisfied.  Any termination of the Revolving Commitment shall be permanent.

2.7.       Repayment of Loans; Evidence of Debt.

2.7.1.    Borrower hereby unconditionally promises to pay to Bank the then unpaid principal amount of each Revolving Loan, together with accrued and unpaid interest thereon and on any Letters of Credit, on the Maturity Date.

2.7.2.    Bank shall apply all funds credited to the Special Depositary Account in accordance with Section 6.11.3.  For the purpose of calculating interest, all payments relating to or constituting payments made in respect of Accounts and other proceeds of Accounts and other Collateral shall be credited (conditional on final collection) against the outstanding Obligations on the first Business Day after the Business Day that Bank received the same into the Special Depositary Account in Chicago, Illinois.  For the purpose of determining Availability, all such payments and other proceeds of Accounts and other Collateral shall, in Bank's sole discretion, be credited (conditional on final collection) against the amount of Eligible Accounts and the outstanding Obligations on the Business Day immediately after the Business Day that Bank received the same into the Special Depositary Account in Chicago, Illinois.  Notwithstanding anything to the contrary in this Section 2.7.2, Borrower acknowledges and agrees that deposits made and other items credited to the Special Depositary Account are subject to applicable laws and regulations governing availability of funds and Bank's funds availability policies and may not be immediately available for application to the Loans or the other Obligations.

2.7.3.    Bank shall maintain accounts in which it shall record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto and

(b) the amount of any principal or interest due and payable or to become due and payable from Borrower to Bank hereunder.

2.7.4.    The entries made in the accounts maintained pursuant to Section 2.7.3 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

2.7.5.    Bank may request that Loans made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to Bank a promissory note payable to the order of Bank (or, if requested by Bank, to Bank and its registered assigns) and in a form approved by Bank.

2.8.       Prepayment of Loans.

2.8.1.    Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.8.5.

2.8.2.    In the event and on such occasion that the Revolving Exposure exceeds the lesser of (a) the Revolving Commitment less Reserves established by Bank in its Permitted Discretion or (b) the Borrowing Base, Borrower shall immediately prepay the Revolving Loans and LC Exposure in an aggregate amount equal to such excess.

2.8.3.    In the event and on each occasion that any Net Proceeds are received by or on behalf of any Credit Party in respect of any Prepayment Event, Borrower shall, immediately after such Net Proceeds are received by any Credit Party, prepay the Obligations as set forth in Section 2.8.4 below in an aggregate amount equal to one hundred percent (100%) of such Net Proceeds; provided that, in the case of any event described in clause (b) of the definition of the term "Prepayment Event", if the Borrower shall deliver to Bank a certificate that Borrower intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets to be used in the business of Borrower, and certifying that no Default has occurred and is continuing, then such Net Proceeds may be used by Borrower to acquire (or replace or rebuild) real property, equipment or other tangible assets; provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180‑day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

2.8.4.    All such amounts pursuant to Section 2.8.2 and 2.8.3 shall be applied to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and thereafter (in the case of Section 2.8.2) to cash collateralize outstanding LC Exposure.

2.8.5.    Borrower shall notify Bank by telephone (confirmed in writing) of any prepayment hereunder not later than 3:00 p.m., Central time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving

Commitment as contemplated by Section 2.6, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.6.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.  Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and all amounts the Bank is entitled to receive in accordance with Section 2.13.

2.9.       Fees.

2.9.1.    Borrower agrees to pay to Bank a commitment fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Available Revolving Commitment during the period from and including the Closing Date to the date on which the Obligations are paid in full and the Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the first day of each calendar month and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Closing Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

2.9.2.    Borrower agrees to pay to Bank, with respect to each Letter of Credit, a fee, which shall accrue at the same Applicable Spread used to determine the interest rate applicable to LIBOR Rate Loans, on the amount available to be drawn under each Letter of Credit, on the date of issuance of such Letter of Credit and during the period from and including the date of issuance of such Letter of Credit to but excluding the later of the date on which the Revolving Commitment terminates and the date on which Bank ceases to have any LC Exposure.  Fees payable under this Section 2.9.2 accrued through and including the last day of each calendar month shall be payable on the first day of each month following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand.  All fees payable to Bank pursuant to this Section 2.9.2 shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

2.9.3.    Borrower agrees to pay to Bank, with respect to each Letter of Credit, Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Such fees shall be payable to Bank within ten (10) days after demand.

2.9.4.    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Bank.  Fees paid shall not be refundable under any circumstances.

2.10.      Interest.

2.10.1.   Interest on each advance hereunder shall accrue at one of the following per annum rates selected by Borrower as specified in the applicable Notice of Borrowing delivered to Bank in accordance with Section 2.3, (a) the Applicable Spread plus the greater of (i) zero percent (0.0%) and (ii) the prime rate announced by Bank from time to time (the "Prime Rate"), as and when such rate changes (a "Prime Rate Loan") or (b) the Applicable Spread plus the greater of (i) zero percent (0.0%) and (ii) the 1, 2 or 3 month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto (the "LIBOR Rate") (which shall be the LIBOR Rate in effect two (2) Business Days prior to commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a "LIBOR Rate Loan").

2.10.2.   Notwithstanding the foregoing, immediately upon the occurrence and continuance of an Event of Default under Sections 9.1(f) or (g), or at the Bank's discretion upon the occurrence and continuance of any other Event of Default, (a) all Loans shall bear interest at two percent (2%) plus the rate otherwise applicable to such Loans as provided in Section 2.10.1 and/or (b) in the case of any other amount outstanding hereunder and then due and payable, such amount shall accrue at two percent (2%) plus the rate applicable to such fee or other obligation as provided hereunder.

2.10.3.   Accrued interest on each Loan (for Prime Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitment; provided that (a) interest accrued pursuant to Section 2.10.2 shall be payable on demand, (b) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (c) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the closing date of such conversion.

2.10.4.  All interest hereunder shall be computed on the basis of a year of 360 days (or 365/366 days solely with respect to Prime Rate Loans), and shall be payable for the actual number of days elapsed.  The applicable Prime Rate or LIBOR Rate shall be determined by Bank, and such determination shall be conclusive absent manifest error.

2.11.      Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:

2.11.1.   Bank determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

2.11.2.   Bank determines that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to Bank of making or maintaining its Loans included in such Borrowing for such Interest Period;

then Bank shall give notice thereof to Borrower by telephone or in writing as promptly as practicable thereafter and, until Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective, and (b) if any Notice of Borrowing requests a LIBOR Rate Borrowing, such Borrowing shall be made as a Prime Rate Borrowing.

2.12.      Increased Costs.

2.12.1.   If any Change in Law shall:

(a)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank (except any such reserve requirement reflected in the LIBOR Rate);

(b)       subject Bank to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)       impose on Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by Bank or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to Bank of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount), then Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

2.12.2.   If Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank's capital or on the capital of Bank's holding company, if any, as a consequence of this Agreement, the Revolving Commitment of Bank, or the Loans made by, or Letters of Credit issued by, Bank, to a level below that which Bank or Bank's holding company could have achieved but for such Change in Law (taking into consideration Bank's policies and the policies of Bank's holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank's holding company for any such reduction suffered.

2.12.3.   A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in Section 2.12.1 or Section 2.12.2 shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.12.4.   Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank's right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270‑day period referred to above shall be extended to include the period of retroactive effect thereof.

2.13.      Break Funding Payments; Interest Differential.  If a LIBOR Rate Loan is prepaid prior to the end of the applicable Interest Period for such Loan, whether voluntarily or because prepayment is required due to occurrence of the Maturity Date or due to acceleration of the Obligations upon the occurrence of an Event of Default or otherwise, Borrower agrees to pay all of Bank's costs, expenses and financial loss (including the initial cost for any cap or floor protection paid to Bank) and Interest Differential (as determined by Bank) incurred as a result of such prepayment.  Because of the short-term duration of any Interest Period, Borrower agrees that the Interest Differential shall not be discounted to its present value.  Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such Loan.  Borrower hereby acknowledges that Borrower shall be required to pay the Interest Differential with respect to any portion of the principal balance paid before its scheduled due date, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment made following Default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of Collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation or otherwise.

2.14.      Taxes.

2.14.1.   Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.14.2.   The applicable Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Bank timely reimburse it for the payment of, any Other Taxes.

2.14.3.   The Credit Parties shall, jointly and severally, indemnify Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

2.14.4.   As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

2.14.5.   If Bank determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of Bank, shall repay to Bank the amount paid over pursuant to this Section 2.14.5 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.14.5, in no event will Bank be required to pay any amount to an indemnifying party pursuant to this Section 2.14.5 the payment of which would place Bank in a less favorable net after-Tax position than Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section shall not be construed to require Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.14.6.   Bank agrees to deliver to Borrower on or prior to the date of this Agreement and at such other time or times prescribed by applicable law or if requested by Borrower, a properly completed and executed IRS Form W-9 (or successor form) including Bank's taxpayer identification number and certifying that Bank is exempt or otherwise not subject to U.S. backup withholding.

2.15.      Payments Generally; Allocation of Proceeds.

2.15.1.   Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12,  2.13 or 2.14, or otherwise) prior to 1:00 p.m., Central time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Bank at the address for payment specified in writing by Bank to Borrower, except that payments pursuant to Sections 2.12 and 10.3 shall be made directly to the Persons entitled thereto.  Bank shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

2.15.2.   Any proceeds of Collateral received by Bank (a) prior to the occurrence and continuance of an Event of Default, which proceeds do not constitute either (i) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by Borrower) or (ii) a mandatory prepayment (which shall be applied in accordance with Section 2.8) or (b) after the occurrence and continuance of an Event of Default and Bank so elects, shall be applied to the Obligations in the order or manner as Bank may, from time to time, in each instance determine in its sole discretion.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Borrower, or unless a Default is in existence, Bank shall not apply any payment which it receives to any LIBOR Rate Loan, except (A) on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan or (B) in the event, and only to the extent, that there are no outstanding Prime Rate Loans and, in any such event, Borrower shall pay the break funding payment required in accordance with Section 2.13. Bank shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

2.15.3.   At the election of Bank, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 10.3), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by Borrower pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of Borrower maintained with Bank.  Borrower hereby irrevocably authorizes (a) Bank to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.3, and (b) Bank to charge any deposit account of Borrower maintained with Bank for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

2.16.      Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Bank.  The provisions of this Section 2.16 shall be and remain effective notwithstanding any contrary action which may have been taken by Bank in reliance upon such payment or application of proceeds.  The provisions of this Section 2.16 shall survive the termination of this Agreement.

2.17.      Advance Rates and Sublimits.

2.17.1.   Borrower acknowledges that Bank, from time to time, may do any one or more of the following in its Permitted Discretion: (a) decrease the dollar limits on outstanding advances against the Borrowing Base or (b) decrease the advance rate applicable to Eligible Inventory or Eligible Accounts set forth within the definition of "Borrowing Base" if, in either case, one or more of the following events occur or conditions exist: (i) a Default or Event of

Default has occurred; (ii) with regard to the advance rate applicable to Eligible Accounts set forth within the definition of "Borrowing Base", (A) the dilution percentage with respect to Borrower's Eligible Accounts (i.e., reductions in the amount of Accounts because of returns, discounts, price adjustments, credit memoranda, credits, contras and other similar offsets) increases by an amount which Bank, has determined in its Permitted Discretion, is materially above that which existed as of the Closing Date, and (B) the percentage of Accounts that are ninety (90) days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of Accounts that are within ninety (90) days from the date of the original invoices applicable thereto, by an amount which Bank, in its Permitted Discretion, determines is material; (iii) any material change occurs, determined by Bank in its Permitted Discretion, from the Closing Date in respect of the credit rating or credit quality of Borrower's Account Debtors; or (iv) with respect to the advance rate applicable to Eligible Inventory set forth within the definition of "Borrowing Base", there occurs a material change, as determined by Bank in its Permitted Discretion in connection with an updated Inventory appraisal, in the age, type, quantity, or quality of Borrower's Eligible Inventory as the same is constituted on the Closing Date.

2.17.2.   If, at any time, Bank decreases any of the dollar limits on outstanding advances against the Borrowing Base or decreases the advance rate applicable to Eligible Inventory or Eligible Accounts set forth within the definition of "Borrowing Base", Bank will give Borrower fifteen (15) days advance written notice of such change, unless a Default or Event of Default then exists, in which case Bank will give Borrower contemporaneous oral or written notice of such change.

3.       CONDITIONS PRECEDENT

3.1.       Closing Date Conditions.  The obligation of Bank to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which the following conditions are satisfied in a manner satisfactory to Bank:

(a)       Loan Documents.  Bank shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 3.1, each in form and substance reasonably satisfactory to Bank and duly executed by the parties thereto.

(b)       Availability.  After giving effect to the consummation of the transactions contemplated hereunder, payment of all costs and expenses in connection therewith, funding of the initial Loans and issuance of the initial Letters of Credit, Availability (reduced by the amount, if any of (i) the Credit Parties' accounts payable which remain unpaid greater than sixty (60) days past the due date of the original invoices applicable thereto and (ii) any book overdraft of the Credit Parties relating to accounts payable more than sixty (60) days past due) shall be not less than $7,000,000.

(c)       Repayment of Prior Indebtedness; Satisfaction of Outstanding Letters of Credit.  (i) Bank shall have received a fully executed pay-off letter reasonably satisfactory to Bank confirming that all Prior Indebtedness will be repaid in full from the proceeds of the initial Loans and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of Prior Lenders shall be terminated by Prior Lenders immediately upon such payment; and (ii) all letters of credit issued or guaranteed as part of such Prior Indebtedness shall have been cash collateralized or supported by a Letter of Credit issued pursuant hereto, as mutually agreed upon by Bank, Borrower and the holders of such Prior Indebtedness.

(d)       Approvals.  Bank shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby or (ii) an officer's certificate in form and substance reasonably satisfactory to Bank affirming that no such consents or approvals are required.

(e)       Payment of Fees.  The Borrower shall have paid the fees required to be paid on the Closing Date, and shall have reimbursed Bank for all fees, costs and expenses of closing presented as of the Closing Date.

3.2.       Conditions to Each Extension of Credit.  The obligation of Bank to make a Loan on the occasion of any Borrowing, and of Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)       The representations and warranties of the Credit Parties set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except for any representation or warranty that expressly relates to an earlier date (in which event such representation or warranty shall be true and correct on and as of such earlier date).

(b)       At the time of and after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)       After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Credit Parties on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

4.       Collateral.

4.1.       Grant of Security Interest.  As security for the full, prompt and complete payment and performance by each Credit Party of the Obligations, each Credit Party hereby grants to, and creates in favor of, Bank a continuing security interest in, and Lien on, all of such Credit Party's rights, titles and interests in and to the following personal assets and property, tangible and intangible, of such Credit Party:

(a)       all of such Credit Party's Accounts, chattel paper, deposit accounts, documents, Equipment, fixtures, instruments, Inventory (other than Inventory located outside of the United States that is ashore and not aboard a vessel), investment property, general intangibles, goods, and letter-of-credit rights;

(b)       all of such Credit Party's rights, titles and interests in and to the commercial tort claims listed, or required to be listed, in Schedule 5.25 to this Agreement;

(c)       all of such Credit Party's rights, titles and interests in and to the Intellectual Property Collateral;

(d)       without limiting the description of the property or any rights or interests in the property described above in this definition of Collateral, all of such Credit Party's rights, titles and interests in and to (i) all of such Credit Party's money, cash, and other funds; (ii) all attachments, accessions, parts and appurtenances to, all substitutions for, and all replacements of any and all of such Credit Party's Equipment, fixtures and other goods; (iii) all of such Credit Party's agreements, as-extracted collateral, tangible chattel paper, electronic chattel paper, health-care-insurance receivables, leases, lease contracts, lease agreements, payment intangibles, proceeds of letters of credit, promissory notes, records, and software; and (iv) all of such Credit Party's franchises, customer lists, insurance refunds, insurance refund claims, tax refunds, tax refund claims, pension plan refunds, pension plan reversions, patents, patent applications, service marks, service mark applications, trademarks, trademark applications, trade names, domain names, trade secrets, goodwill, copyrights, copyright applications, and licenses;

(e)       all supporting obligations;

(f)       all of the products and proceeds of all of the foregoing described property and interests in property, including cash proceeds and noncash proceeds, and including proceeds of any insurance, whether in the form of original collateral or any of the property or rights or interests in property described above in this definition of Collateral; and

(g)       all of the foregoing, whether now owned or existing or hereafter acquired or arising, or in which such Credit Party now has or hereafter acquires any rights, titles or interests.

4.2.       Perfection of Bank's Security Interest; Duty of Care.

4.2.1.    Until the termination of this Agreement, each Credit Party shall perform any and all steps and take all actions requested by Bank from time to time to perfect, maintain, protect, and enforce Bank's security interest in, and Lien on, the Collateral, including (a) executing and delivering all appropriate documents and instruments as Bank may determine are necessary or desirable to perfect, preserve, or enforce Bank's interest in the Collateral, including financing statements, all in form and substance satisfactory to Bank, (b) delivering and endorsing to Bank any warehouse receipts or other documents of title covering that portion of the Collateral which, with Bank's consent, may be located in warehouses and in respect of which warehouse receipts are issued, (c) upon the occurrence and the continuance of any Event of Default, transferring Inventory to warehouses approved by Bank, (d) placing notations on such Credit Party's books of account to disclose Bank's security interest and Lien therein, and (e) taking such other steps and actions as deemed necessary or desirable by Bank to perfect and enforce Bank's security interest in, and Lien on, and other rights and interests in, the Collateral.

Notwithstanding the foregoing provisions of this Section 4.2.1, no Credit Party shall be required to take any action to perfect any tangible assets outside of the United States.

4.2.2.    Each Credit Party hereby irrevocably authorizes Bank at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Credit Party, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by Part 5 of Article 9 of the UCC or any other applicable law for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Credit Party is an organization, the type of organization and any organizational identification number issued to such Credit Party.  Each Credit Party hereby irrevocably authorizes Bank at any time and from time to time to correct or complete, or to cause to be corrected or completed, any financing statements, continuation statements or other such documents as have been filed naming such Credit Party as debtor and Bank as secured party.  Each Credit Party agrees to furnish any such information to Bank promptly upon request.  At Bank's request, each Credit Party will execute notices appropriate under any applicable Requirement of Law that Bank deems desirable to evidence, perfect, or protect its security interest in and other Liens on the Collateral in such form(s) as are satisfactory to Bank.  Each Credit Party will pay the cost of filing all financing statements and other notices in all public offices where filing is deemed by Bank to be necessary or desirable to perfect, protect or enforce the security interest and Lien granted to Bank hereunder.  A carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.  Bank is hereby authorized to give notice to any creditor, landlord or any other Person as may be necessary or desirable under applicable laws to evidence, protect, perfect, or enforce the security interest and Lien granted to Bank in the Collateral.

4.2.3.    To protect, perfect, or enforce, from time to time, Bank's rights or interests in the Collateral, Bank may, in its discretion (but without any obligation to do so), (a) discharge any Liens (other than Permitted Liens so long as no Event of Default has occurred) at any time levied or placed on the Collateral, (b) pay any insurance to the extent the Credit Parties have failed to timely pay the same, (c) maintain guards where any Collateral is located if an Event of Default has occurred and is continuing, and (d) obtain any record from any service bureau and pay such service bureau the cost thereof.  All costs and expenses incurred by Bank in exercising its discretion under this Section 4.2.3 will be part of the Obligations, payable on Bank's demand and secured by the Collateral.

4.2.4.    Bank shall have no duty of care with respect to the Collateral except that Bank shall exercise reasonable care with respect to the Collateral in Bank's custody.  Bank shall be deemed to have exercised reasonable care if (a) such property is accorded treatment substantially equal to that which Bank accords its own property, or (b) Bank takes such action with respect to the Collateral as Borrower shall reasonably request in writing.  Bank will not be deemed to have, and nothing in this Section 4.2.4 may be construed to deem that Bank has, failed to exercise reasonable care in the custody or preservation of Collateral in its possession merely because either (i) Bank failed to comply with any request of any Credit Party or (ii) Bank failed to take steps to preserve rights against any Persons in such property.  Each Credit Party agrees that Bank has no obligation to take steps to preserve rights against any prior parties.

4.2.5.    At any time and from time to time, Bank, in its own name or in the name of others, may periodically communicate with each Credit Party's Account Debtors, customers and other obligors to verify with them, to Bank's satisfaction, the existence, amount and terms of any sums owed by such Account Debtors, customers or other obligors to such Credit Party and the nature of any such Account Debtor's, customer's or other obligor's relationship with such Credit Party; provided, however, that so long as no Event of Default has occurred and is continuing, Bank shall use a third party to conduct such verification and there shall be no follow up to the extent that such Account Debtor does not respond to the verification notice.

4.2.6.    Each Credit Party will, on Bank's request, deliver to Bank any and all evidences of ownership of the Equipment, including any certificates of title and applications for title pertaining to such Credit Party's motor vehicles, so that Bank may cause its security interest and Lien to be noted on such certificates of title.

4.2.7.    With respect to any of the Collateral for which control of such Collateral is a method of perfection under the UCC, including all of any Credit Party's rights, titles and interests in deposit accounts, investment property, electronic chattel paper and letter-of-credit rights, and without limiting the obligations of such Credit Party under the provisions of Sections 4.2.8,  4.2.9, and 4.2.10, such Credit Party will, subject to Section 6.11 and otherwise on Bank's request, cause to be executed by each Person that Bank determines is appropriate, a control agreement in a form acceptable to Bank.

4.2.8.    If any Credit Party shall at any time hold or acquire any promissory notes or tangible chattel paper, such Credit Party shall forthwith indorse, assign and deliver the same to Bank, accompanied by such instruments of transfer or assignment duly executed in blank as Bank may from time to time specify.

4.2.9.If any Credit Party at any time holds or acquires an interest in any electronic chattel paper or any "transferable record," as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Credit Party shall promptly notify Bank thereof and, at the request and option of Bank, shall take such action as Bank may reasonably request to vest in Bank control, under Section 9-105 of the UCC, of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

4.2.10.   If any Credit Party is at any time a beneficiary under a letter of credit now or hereafter, such Credit Party shall promptly notify Bank thereof and, at the request and option of Bank, such Credit Party shall, pursuant to an agreement in form and substance satisfactory to Bank, either, at the option of Bank, (a) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to Bank of the proceeds of the letter of credit or (b) arrange for Bank to become the beneficiary of the letter of credit, with Bank agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in Section 2.15.2.

4.2.11.   If any Credit Party shall at any time hold or acquire a commercial tort claim, such Credit Party shall immediately notify Bank in a writing signed by such Credit Party of the particulars thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement (which shall include an update to Schedule 5.25 with respect thereto), with such writing to be in form and substance satisfactory to Bank.

4.3.       Power of Attorney.

4.3.1.    Each Credit Party does hereby make, constitute and appoint Bank (or any officer or agent of Bank) as such Credit Party's true and lawful attorney-in-fact, with full power of substitution, in the name of such Credit Party or in the name of Bank or otherwise, for the use and benefit of Bank, but at the cost and expense of such Credit Party, (a) to indorse the name of such Credit Party on any instruments, notes, checks, drafts, money orders, or other media of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into the possession of Bank or any Affiliate of Bank in full or part payment of any of the Obligations; (b) upon the occurrence and during the continuance of any Event of Default, to sign and indorse the name of such Credit Party on any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with any Collateral, and any instrument or document relating thereto or to any of such Credit Party's rights therein; (c) to file financing statements pursuant to the UCC and other notices appropriate under applicable law as Bank deems necessary to perfect, preserve, and protect Bank's rights and interests under this Agreement; (d) to obtain the insurance referred to in Section 6.6 and endorse any drafts and cancel any insurance so obtained by Bank; (e) upon the occurrence and during the continuance of any Event of Default, to give written notice to the United States Post Office to effect change(s) of address so that all mail addressed to such Credit Party may be delivered directly to Bank; and (f) to do any and all things necessary or desirable to perfect Bank's security interest in, and Lien on, and other rights and interests in, the Collateral, to preserve and protect the Collateral and to otherwise carry out this Agreement.

4.3.2.    This power of attorney, being coupled with an interest, will be irrevocable for the term of this Agreement and all transactions under this Agreement and thereafter so long as any of the Obligations remain in existence.  Each Credit Party ratifies and approves all acts of such attorney, and neither Bank nor its attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law.  Each Credit Party will execute and deliver promptly to Bank all instruments necessary or desirable, as determined in Bank's discretion, to further Bank's exercise of the rights and powers granted it in this Section 4.3.

4.4.       Bank's Additional Rights Regarding Collateral.  In addition to Bank's other rights and remedies under the Loan Documents, Bank may, in its discretion exercised in good faith, following the occurrence and during the continuance of any Event of Default: (a) exchange, enforce, waive or release any of the Collateral or portion thereof, (b) apply the proceeds of the Collateral against the Obligations and direct the order or manner of the liquidation thereof (including any sale or other disposition), as Bank may, from time to time, in each instance determine, and (c) settle, compromise, collect or otherwise liquidate any such security in any manner without affecting or impairing its right to take any other further action with respect to any security or any part thereof.

4.5.       Eligible Contract Participants.  Notwithstanding any provision hereof or in any other Loan Document to the contrary, in the event that any Guarantor is not an "eligible contract participant" as such term is defined in Section 1(a)(18) of the Commodity Exchange Act at the time (a) any transaction is entered into under a Swap Agreement or (b) such Guarantor enters into the Guaranty or otherwise guarantees the Obligations, the Obligations of such Guarantor shall not include (i) in the case of clause (a) above, such transaction and (ii) in the case of clause (b) above, any transactions outstanding under any Swap Agreements with Bank or its Affiliates as of the date such Guarantor becomes a Guarantor under the Loan Documents; provided,  however, that at the time any Guarantor becomes an "eligible contract participant", the Obligations of such Guarantor shall include, without limitation, any transaction entered into under any Swap Agreement with Bank or its Affiliates and any transactions outstanding under any Swap Agreement with Bank or its Affiliates.

5.       REPRESENTATIONS AND WARRANTIES.

The Credit Parties, jointly and severally, represent and warrant to Bank that the following are, true, correct and complete:

5.1.       Corporate Existence and Power.  Each Credit Party and its Subsidiaries:

(a)       is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)       has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals (i) to own its assets and carry on its business and (ii) to execute, deliver and perform its obligations under, the Loan Documents to which it is a party;

(c)       is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)       is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.2.       Corporate Authorization; No Contravention.  The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and its Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a)       contravene the terms of any of that Person's Organization Documents;

(b)       conflict with or result in any breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c)       violate any Requirement of Law (other than with respect to Organization Documents) in any respect which would reasonably be expected to have a Material Adverse Effect.

5.3.       Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any of its Subsidiaries of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Bank under the Collateral Documents, (b) for those obtained or made on or prior to the Closing Date, and (c) except for disclosures to the public required to be made under the applicable rules and regulations of the Securities and Exchange Commission.

5.4.       Binding Effect.  This Agreement and each other Loan Document to which any Credit Party or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

5.5.       Litigation.  There are no actions, suits, proceedings, claims or disputes pending, or to the Knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby which could reasonably be expected to have a Material Adverse Effect.  Schedule 5.5 sets forth as of the Closing Date, all actions, suits, proceedings, claims or disputes pending, or to the Knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.6.       No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Bank's Liens on the Collateral.  No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

5.7.       ERISA Compliance.  Schedule 5.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not reasonably be expected to result in Liabilities in excess of $250,000 in the aggregate, (i) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (ii) there are no existing or pending (or to the Knowledge of Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (iii) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

5.8.       Ownership of Property; Liens.  As of the Closing Date, the Real Estate listed in Schedule 5.8 constitutes all of the Real Estate owned or leased by each Credit Party and each of their respective Subsidiaries.  Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all such Real Estate, and good and valid title to all personal property (or, if such personal property is leased, valid leasehold interests in all leased personal property), in each instance, necessary or used in the ordinary conduct of their respective businesses.  As of the Closing Date, none of such Real Estate is subject to any Liens other than Permitted Liens.  As of the Closing Date, all material permits required to have been issued or appropriate to enable such Real Estate to be lawfully occupied and used by Borrower or its Subsidiaries for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.  Each Credit Party has good and indefeasible title to, and ownership of, the Collateral, free and clear of all Liens except to the extent, if any, of the Permitted Liens.  Bank has a first priority security interest in, and Lien on, the Collateral except to the extent, if any, of the Permitted Liens that are expressly allowed to have priority over Bank's Liens.

5.9.       Taxes.  Each Credit Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (and all such Tax returns and reports are true and correct in all material respects) and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves.  Proper and accurate amounts have been withheld by each Credit Party and its Subsidiaries from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes.

5.10.      Financial Condition.

(a)       Each of (i) the audited consolidated and consolidating balance sheet of Borrower and its Subsidiaries dated April 30, 2016 and the related audited consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for the

Fiscal Year ended on that date and (ii) the unaudited interim consolidated and consolidating balance sheet of Borrower and its Subsidiaries dated January 31, 2017 and the related unaudited consolidated statement of income, shareholders' equity and cash flows for the nine (9) fiscal months then ended, in each case, as heretofore delivered to Bank:

(A)       were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(B)       present fairly in all material respects the consolidated and consolidating financial condition of Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)       All financial performance projections delivered to Bank, including the financial performance projections delivered on the Closing Date, represent Borrower's good faith estimate of future financial performance and are based on assumptions believed by Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Bank that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

(c)       Since April 30, 2016, there has been no Material Adverse Effect.

(d)       The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 7.1.1 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 7.1.2.

5.11.      Environmental Matters.  (a) No Credit Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability, and (b) no Credit Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law applicable to such Person or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law applicable to such Person or (ii) to the Knowledge of Borrower has become subject to any Environmental Liability.  No Credit Party's or any of its Subsidiaries' present operations, owned or leased Real Estate or other Properties, or to Borrower’s Knowledge its past operations, owned or leased Real Estate or other Properties, are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, Hazardous Materials or environmental clean-up.

5.12.      Regulated Entities.  None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an "investment company" within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

5.13.      Solvency.  Both before and after giving effect to (a) the Loans made and Letters of Credit issued on or prior to the date this representation and warranty is made or remade,

(b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the transactions contemplated hereunder, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole and the Borrower individually are Solvent.

5.14.      Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the Knowledge of Borrower, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party.  Except as set forth in Schedule 5.14, as of the Closing Date (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the Knowledge of Borrower, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

5.15.      Intellectual Property.  Set forth on Schedule 5.15 are all registered Copyrights, Patents and Trademarks, and all Licenses, owned by each Credit Party in its own name as of the date hereof.  To the best of such Credit Party's knowledge, each such Copyright, Patent and Trademark of such Credit Party is valid, subsisting, unexpired, enforceable and has not been abandoned.  Except as set forth in Schedule 5.15, none of such Copyrights, Patents and Trademarks is the subject of any licensing or franchise agreement.  No Credit Party has made any assignment or agreement in conflict with the security interest in the Copyrights, Patents or Trademarks of such Credit Party hereunder.  No holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of any Copyright, Patent or Trademark.  Except as set forth in Schedule 5.15, no action or proceeding is pending seeking to limit, cancel or question the validity of any such Copyright, Patent or Trademark, or which, if adversely determined, would have a material adverse effect on the value of any such Copyright, Patent or Trademark.  To the best of each Credit Party's knowledge, all applications pertaining to the registered Copyrights, Patents and Trademarks of such Credit Party have been duly and properly filed, and all registrations or letters pertaining to such Copyrights, Patents and Trademarks have been duly and properly filed and issued.

5.16.      Brokers' Fees; Transaction Fees.  Except for fees payable to Bank, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

5.17.      Insurance.  Schedule 5.17 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles.  Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with insurance companies which are not Affiliates of any Credit Party and have a general policyholder service rating of not less than A as rated in the most currently available Best's Insurance Report, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.

5.18.      Ventures, Subsidiaries and Affiliates; Outstanding Capital Stock.  Except as set forth in Schedule 5.18, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  All issued and outstanding Capital Stock of each of the Credit Parties and each of their respective Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens except for Permitted Liens.  All of the issued and outstanding Capital Stock of each Subsidiary is owned by each of the Persons and in the amounts set forth in Schedule 5.18.  Except as set forth in Schedule 5.18, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Capital Stock.  Set forth in Schedule 5.18 is a true and complete organizational chart of Borrower and all of its Subsidiaries, which the Credit Parties shall update upon notice to Bank promptly following the incorporation, organization or formation of any Subsidiary.

5.19.      Jurisdiction of Organization; Chief Executive Office; Etc.  Schedule 5.19 lists each Credit Party's jurisdiction of organization, exact legal name, federal tax identification number, and organizational identification number, if any, and the location of such Credit Party's chief executive office or sole place of business, and such Schedule 5.19 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

5.20.      Locations of Collateral and Books and Records.  Each location where any Credit Party keeps the Collateral (other than Inventory or Equipment in transit) and books and records concerning the Collateral or conducts any of its business is listed in Schedule 5.20 (which Schedule shall (a) include a statement of whether such location is owned or occupied by Borrower, or is a location at which Collateral is maintained with a third-party, and (b) be promptly updated by the Credit Parties upon notice to Bank as permanent Collateral locations change).

5.21.      Deposit Accounts and Other Accounts.  Schedule 5.21 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts (as such Schedule may be updated from time to time to the extent a new account is opened and subject to a Control Agreement in accordance with Section 6.11.1), and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.22.      Government Contracts.  Except as set forth in Schedule 5.22, as of the Closing Date, no Credit Party is a party to any contract or agreement providing for the sale of Inventory of $250,000 or more to any Governmental Authority in any Fiscal Year.

5.23.      Full Disclosure.  None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Bank prior to the Closing

Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

5.24.      Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.  The Credit Parties, their Subsidiaries and their respective officers and employees and to the knowledge of the Credit Parties, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  The Credit Parties have implemented and maintain in effect for themselves and their Subsidiaries policies and procedures to ensure compliance by the Credit Parties, their Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions.  None of the Credit Parties, any of their Subsidiaries or any directors, officer, employee or affiliate of the Credit Parties or any of their Subsidiaries is an individual or entity that is, or is fifty percent (50%) or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan and Syria).

5.25.      Investment Property; Letter of Credit Rights; Electronic Chattel Paper; Commercial Tort Claims; Instruments.  Except as set forth on Schedule 5.25, no Credit Party has any rights, title or interest in, or with respect to, any investment property (other than as set forth on Schedule 5.18), any letter of credit rights, any chattel paper, any commercial tort claims or any instruments, including promissory notes.

5.26.      Accounts.  With respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)       it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)       it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)       it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Bank on request;

(d)       it is not subject to any offset, Lien (other than Bank's Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Bank; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)       no purchase order, agreement, document or law restricts assignment of the Account to Bank (regardless of whether, under the UCC, the restriction is ineffective), and Borrower is the sole payee or remittance party shown on the invoice;

(f)       no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Bank hereunder; and

(g)       to the best of Borrower's knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet Borrower's customary credit standards, is Solvent, is not contemplating or subject to an insolvency proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor's financial condition.

6.       AFFIRMATIVE COVENANTS.

Each Credit Party covenants and agrees that, so long as Bank shall have a Revolving Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1.       Financial Statements.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments).  Borrower shall deliver to Bank:

(a)       as soon as available, but not later than 120 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such year and the related consolidated statement of income or operations, shareholders' equity and cash flows, for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any "Big Four" or other nationally‑recognized independent public accounting firm reasonably acceptable to Bank which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status;

(b)       as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such month, and the related consolidated statement of income, shareholders' equity and cash flows, for such fiscal month and for the portion of the Fiscal Year then ended, all certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and

(c)       as soon as available, but not later than forty-five (45) days after the end of the first three fiscal quarters of such Fiscal Year, a copy of the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statement of income, shareholders' equity and cash flows, for such fiscal quarter and for the portion of the Fiscal Year then ended, all certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; provided that such information may be delivered by Borrower by (i) posting such information on the EDGAR system of the SEC and (ii) notifying Bank in writing of such posting, along with an electronic link to such posted information.  Notwithstanding the forgoing, Borrower shall promptly deliver paper copies of any such documents to Bank if Bank so requests.

6.2.       Appraisals; Certificates; Other Information.  Borrower shall furnish to Bank:

(a)       (i) monthly, a copy of the executive report provided by Borrower to its board of directors, including a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 6.2(j) and discussing the reasons for any significant variations, (ii) concurrently with each delivery of financial statements pursuant to Section 6.1(a) and (b), a fully and properly completed Compliance Certificate in the form of Exhibit 6.2(a), certified on behalf of Borrower by a Responsible Officer of Borrower, (iii) concurrently with each delivery of financial statements pursuant to Section 6.1(c), a copy of the quarterly report on Form 10Q filed by Borrower with the Securities and Exchange Commission; provided that such information may be delivered by Borrower by (A) posting such information on the EDGAR system of the Securities and Exchange Commission and (B) notifying Bank in writing of such posting, along with an electronic link to such posted information, and (iv) concurrently with each delivery of financial statements pursuant to Section 6.1(a), a copy of the annual report on Form 10K filed by Borrower with the Securities and Exchange Commission; provided that such information may be delivered by Borrower by (A) posting such information on the EDGAR system of the Securities and Exchange Commission and (B) notifying Bank in writing of such posting, along with an electronic link to such posted information.  Notwithstanding the forgoing, Borrower shall promptly deliver paper copies of any such documents to Bank if Bank so requests;

(b)       promptly after the same are sent, copies of all financial statements and financial reports which Borrower sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which Borrower may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(c)       as soon as available and in any event not less frequently than the thirtieth (30th) day of each month or the third Business Day after the end of each week if elected by Agent, as the case may be of such month or week, based on values for the immediately preceding month or week, as the case may be, and at such other times as Bank in its Permitted Discretion may require, a Borrowing Base Certificate, certified on behalf of Borrower by a Responsible Officer of Borrower, setting forth the Borrowing Base of Borrower as at the end of such period;

(d)       as soon as available and in any event not less frequently than the thirtieth (30th) day of each month based on values for the immediately preceding month, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Bank in its Permitted Discretion;

(e)       as soon as available and in any event not less frequently than the thirtieth (30th) day of each month based on values for the immediately preceding month, a monthly aging report showing Accounts outstanding aged from invoice date as follows:  one (1) to thirty (30) days, thirty-one (31) to sixty (60) days, sixty-one (61) to ninety (90) days and ninety-one (91) days or more, accompanied by such supporting detail and documentation as shall be requested by Bank in its Permitted Discretion;

(f)       as soon as available and in any event not less frequently than the thirtieth (30th) day of each month based on values for the immediately preceding month, as the case may be, an aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by Bank in its Permitted Discretion;

(g)       as soon as available and in any event not less frequently than the thirtieth (30th) day of each month based on values for the immediately preceding month, a reconciliation of Borrower's Accounts between the amounts shown on such Borrowing Base Certificate and the amounts shown on the immediately preceding Borrowing Base Certificate, accompanied by such supporting detail and documentation as shall be requested by Bank in its Permitted Discretion;

(h)       at the time of delivery of each of the monthly financial statements delivered pursuant to Section 6.1(b), in each case, in the form of Exhibit 6.2(h), certified on behalf of Borrower by a Responsible Officer of Borrower, and accompanied by such supporting detail and documentation as shall be requested by Bank in its Permitted Discretion:

(i)        a reconciliation of the most recent Borrowing Base Certificate, general ledger and month-end Accounts aging of the Borrower to the Borrower's general ledger and monthly financial statements delivered pursuant to Section 6.1(b); and

(ii)       a reconciliation of the accounts payable aging to the Borrower's general ledger and monthly financial statements delivered pursuant to Section 6.1(b);

(i)       one time per year per location, a reconciliation of the perpetual Inventory by location to the Borrower's most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 6.1(b);

(j)       as soon as available and in any event no later than thirty (30) days after the last day of the Fiscal Year of Borrower, projections of the Credit Parties' (and their Subsidiaries') consolidated balance sheet, results of operations, cash flow and Availability for the forthcoming Fiscal Year on a month by month basis;

(k)       promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(l)       upon Bank's request from time to time, the Credit Parties shall permit and enable Bank to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Bank stating the then Net Orderly Liquidation Value of all or any portion of the Inventory of any Credit Party; provided that so long as no Event of Default has occurred and is continuing, Borrower shall not be obligated to reimburse Bank for such appraisals in excess of one appraisal in any Fiscal Year, with the first appraisal beginning December 2018 utilizing the inventory reporting as of October 31, 2018; and

(m)      promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Bank may from time to time reasonably request.

6.3.       Notices.  Borrower shall notify Bank promptly of each of the following (and, except as otherwise set forth below, in no event later than five (5) Business Days (except for with respect to 6.3(a)) after a Responsible Officer becoming aware thereof):

(a)       the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default;

(b)       any breach or non‑performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)       any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $500,000;

(d)       the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $500,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e)       (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under any Environmental Law, (ii) (A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material adverse change to, any action, investigation, suit, proceeding, audit, claim, demand, or dispute alleging a violation of or Liabilities under any Environmental Law which in the case of clauses (A),  (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in

Liabilities in excess of $500,000, and (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Liabilities arising under any Environmental Law;

(f)       (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto, and (iv) promptly, and in any event within ten (10) days, following any request therefor, copies of any documents or notices described in Section 101(f), 101(k) or 101(l) of ERISA that any Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate may request with respect to any Title IV Plan or Multiemployer Plan; provided, that if any Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Title IV Plan or Multiemployer Plan, the applicable Credit Party, Subsidiary of a Credit Party or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(g)       any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Bank pursuant to this Agreement;

(h)       any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(i)       any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)       the creation, establishment or acquisition of any Subsidiary;

(k)       intentionally omitted;

(l)       all material amendments to the Factoring Documents; and

(m)      any information which Borrower or any Credit Party has received with respect the Collateral which may with reasonable certainty materially and adversely affect the value thereof in the aggregate or the rights of Bank with respect thereto.

Each notice pursuant to this Section 6.3 shall be accompanied by a statement by a Responsible Officer of Borrower setting forth details of the occurrence referred to therein, and stating what action a Credit Party or other Person proposes to take with respect thereto and at what time.

6.4.       Preservation of Corporate Existence, Etc.  Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)       preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to Borrower's Subsidiaries, in connection with transactions permitted by Section 7.4;

(b)       preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 7.4 and sales of assets permitted by Section 7.9 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)       use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(d)       subject to Section 6.17, preserve or renew all of its registered trademarks, trade names and service marks, the non‑preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e)subject to Section 6.17, conduct its business and affairs without infringement of or interference with any intellectual property of any other Person in any material respect.

6.5.       Maintenance of Property.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and shall make all necessary repairs thereto and renewals and replacements thereof (a) in the case of Property that is not Equipment, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (b) in the case of Property that is Equipment, so that the value and operating efficiency thereof as a whole, shall at all times be maintained and preserved, and such Credit Party shall promptly inform Bank of any material additions to or, subject to Section 7.4 and Section 7.9(a), material deletions from the Equipment.  No Credit Party will permit any of the Equipment to become a fixture to real property not mortgaged to Bank or an accession to other personal property not constituting part of the Collateral.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, the Inventory in good and salable condition and will handle, maintain and store the Inventory in a safe and careful manner in accordance with all applicable laws, rules, regulations, ordinances and governmental orders.

6.6.       Insurance.  Each Credit Party will, and will cause its Subsidiaries to, maintain or cause to be maintained, with insurers with a general policyholder service rating of not less than

A as rated in the most currently available Best’s Insurance Report, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Credit Parties and such Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, each Credit Party will, and will cause its Subsidiaries to, maintain replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance maintained by a Credit Party shall (a) name Bank as an additional insured thereunder as its interests may appear, and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Bank, that names Bank as the loss payee thereunder and provides for at least thirty (30) days' prior written notice to Bank of any material modification or cancellation of such policy.

6.7.       Payment of Obligations.  Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

(a)       all tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and (ii) the aggregate Liabilities secured by such Lien do not exceed $250,000;

(b)       all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c)       all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein, in any other Loan Documents and/or in any instrument or agreement evidencing such Indebtedness; and

(d)       the performance of all obligations under any Contractual Obligation to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.8.       Compliance with Laws.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, including, without limitation, all Anti-Corruption Laws and applicable Sanctions, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Borrower will not use or allow any tenants or subtenants to use, or permit any Subsidiary to use or allow any tenants or subtenants to use, its Property for any business activity that violates any federal or state law or that supports a business that violates any federal or state law.

6.9.       Inspection of Property and Books and Records.  Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person.  Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Bank shall have access at any and all times during the continuance thereof): (a) provide access to such property to Bank and any of its Related Persons, as frequently as Bank determines to be appropriate; and (b) permit Bank and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party's books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Bank considers advisable, in each instance, at the Credit Parties' expense and subject to Section 10.3.

6.10.      Use of Proceeds.  Borrower shall use the proceeds of the Loans solely as follows: (a) to refinance the Prior Indebtedness on the Closing Date, (b) to pay costs and expenses required to be paid pursuant to this Agreement, and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.  No portion of the proceeds of any Loans shall be used in any manner that causes or might cause such Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board or any other regulation thereof or to violate the Securities and Exchange Act of 1934, as amended.  Letters of Credit will be used only to support the working capital needs and other general corporate purposes of the Credit Parties not in contravention of this Agreement.  Borrower will not request any Loan or Letter of Credit, and the Borrower will not use, and the Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.   Borrower will not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

6.11.      Cash Management Systems; Depository Banks; Locked Box, Special Depositary Account.

6.11.1.   On or prior to the date that is one hundred twenty (120) days after the Closing Date, Borrower shall maintain all of its deposit, securities, commodity or similar accounts with Bank (other than any petty cash account, so long as amounts in all such petty cash accounts do not exceed $100,000 in the aggregate at any one time).

6.11.2.   Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for "springing" cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any (a) payroll account, so long as such payroll account is a zero balance account, (b) withholding tax account, (c) fiduciary account and (d) petty cash account, so long as amounts in all such petty cash accounts do not exceed $100,000 in the aggregate at any one time) as of or after the Closing Date.

6.11.3.   Each Credit Party shall:

(a)       establish a deposit account (the "Special Deposit Account"), and at any time after an Event of Default has occurred related lockbox service (the "Locked Box") into which all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts will be deposited, and which Special Deposit Account and Locked Box shall be subject to Control Agreements as described in Section 6.11.2; and

(b)       direct all of its Account Debtors that make electronic payments to forward payments directly to the Special Deposit Account and all Account Debtors that pay by check to forward such checks to Borrower for immediate deposit by Borrower via photo deposit to the Special Deposit Account (if notwithstanding the foregoing instructions, any Credit Party receives any proceeds of any Accounts, such Person shall receive such payments as the Bank's trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Accounts received by it to a Special Account).

6.11.4.   Following the occurrence and during the continuance of an Event of Default Borrower shall promptly (and in any event within one (1) Business Day after the establishment of the Locked Box) instruct all Accounts Debtors that pay by check to forward such payments to the Locked Box and all funds deposited into the Locked Box or the Special Deposit Account shall be swept on a daily basis into a collection account designated by the Bank (the "Collection Account") and applied by the Bank to the Obligations in accordance with Section 2.10.2.

6.11.5.   The Credit Parties will maintain Bank as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their businesses.

6.12.      Landlord Agreements; Bailees; Consignees; Warehousemen.  Each Credit Party shall obtain a landlord agreement from the lessor of each leased property or mortgagee of any owned property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Bank.  If any Collateral is in the possession or control of any warehouseman or any of any Credit Party's consignees, agents, processors, customers or other bailees, such Credit Party shall notify such warehousemen, consignee, agents, processors, customers or other bailees of Bank's security interest and Lien therein, and upon Bank's request, such Credit Party will obtain a bailee letter agreement and financing statements acceptable to Bank from such warehousemen, consignees, agents, processors, customers or other bailees, pursuant to which each such warehousemen, consignee, agent, processor, customer or other bailee acknowledges in an authenticated record that such Person is holding the Collateral for Bank's benefit.

6.13.      Claims Against Collateral.  Each Credit Party shall maintain the Collateral free and clear of all Liens, except to the extent, if any, of the Permitted Liens.  Each Credit Party will defend or cause to be defended the Collateral against all of the claims and demands of all Persons whomsoever (except to the extent, if any, of the Permitted Liens).

6.14.      Operating Account.  Borrower will maintain the Operating Account as its primary operating account.

6.15.      Anti-Money Laundering Compliance.  Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by Bank in order to assist Bank in maintaining compliance with anti-money laundering laws and regulations.

6.16.      Further Assurances; Guaranty and Collateral.

(a)       Promptly upon request by Bank, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Bank may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Credit Parties’ Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Bank the rights granted or now or hereafter intended to be granted to Bank under any Loan Document.

(b)       The Credit Parties shall cause each of their Subsidiaries that are not Foreign Subsidiaries to guaranty the Obligations and to grant to Bank a security interest in, subject to the limitations set forth herein and in the other Collateral Documents, all of such Subsidiary's Property to secure such guaranty and Borrower shall deliver to Bank an updated Schedule S-1 in connection therewith.  Furthermore and except as otherwise approved in writing by Bank, each Credit Party shall, and shall cause each of its Subsidiaries that is not a Foreign Subsidiary to, pledge all of the Capital Stock of each of its Subsidiaries that is not a Foreign Subsidiary, in each instance, to Bank to secure the Obligations.  In connection with each such pledge of Capital Stock, the Credit Parties shall deliver, or cause to be delivered, to Bank, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

6.17.      Copyrights, Patents, Trademarks and Licenses.

6.17.1.   Covenants Relating to Copyrights.  Each Credit Party shall:

(a)       employ the Copyright for each Work with such notice of copyright as may be required by law to secure copyright protection in the country in which the Work is published;

(b)       not do any act or knowingly omit to do any act whereby any registered Copyright may become invalidated or injected into the public domain;

(c)       notify Bank immediately if it knows, or has reason to know, that any registered Copyright may become injected into the public domain or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any court or tribunal in the United States or any other country) regarding such Credit Party's ownership of any such Copyright or its validity;

(d)       take all necessary steps as it shall deem appropriate under the circumstances, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of each Copyright owned by such Credit Party including, without limitation, filing of applications for renewal where necessary;

(e)       promptly notify Bank of any material infringement of any registered Copyright of which it becomes aware and take such actions as it shall reasonably deem appropriate under the circumstances to protect such Copyright, including, where appropriate, the bringing of suit for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement; and

(f)       not make any assignment or agreement in conflict with Bank's security interest in the Copyrights.

6.17.2.   Covenants Relating to Patents and Trademarks.  Each Credit Party shall:

(a)       continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use unless such Credit Party concludes in its reasonable business judgment that abandoning a particular Trademark will not have a material adverse effect on such Credit Party or its operations as presently conducted;

(b)       maintain as in the past the quality of products and services offered under each Trademark;

(c)       employ each Trademark with the appropriate notice of registration;

(d)       not adopt or use any mark which is confusingly similar or a colorable imitation of any Trademark unless Bank shall obtain a perfected security interest in such mark pursuant to this Agreement;

(e)       not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any registered Trademark may become invalidated;

(f)       not do any act, or omit to do any act, whereby any Patent may become abandoned or dedicated unless such Credit Party concludes in its reasonable business judgment that abandoning or dedicating a particular Patent will not have a material adverse effect on such Credit Party or its operations as presently conducted;

(g)       notify Bank immediately if it knows, or has reason to know, that any application or registration relating to any Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding such Credit Party's ownership of any Patent or Trademark or its right to register the same or to keep and maintain the same;

(h)       whenever such Credit Party, either by itself or through an agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, report such filing to Bank within five (5) Business Days after the last day of the fiscal quarter in which such filing occurs; and upon request of Bank, execute and deliver any and all agreements, instruments, documents and papers as Bank may request to evidence Bank's security interest in any Patent or Trademark and the Goodwill and General Intangibles of such Credit Party relating thereto or represented thereby;

(i)       take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, unless such Credit Party concludes in its reasonable business judgment that abandoning such application or registration will not have a material adverse effect on such Credit Party or its operations as presently conducted; and

(j)       not make any assignment or agreement in conflict with Bank's security interest in the Patents or Trademarks.

6.17.3.   New Patents, Copyrights and Trademarks.  Each Credit Party shall provide Bank, within five (5) Business Days after the last day of the fiscal quarter in which such application is filed or registration is issued, with (a) a listing of all applications, if any, for new Copyrights, Patents or Trademarks (together with a listing of the issuance of registrations or letters on present applications), which new applications and issued registrations or letters shall be subject to the terms and conditions hereunder, and (b) such other duly executed documents as Bank may request in a form acceptable to counsel for Bank and suitable for recording to evidence the security interest in the Copyright, Patent or Trademark which is the subject of such new application.

6.17.4.   Grant of License.  For the purpose of enabling Bank, during the continuance of a Default or an Event of Default, to exercise rights and remedies under Section 9.2 hereof at such time as Bank shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Credit Party hereby grants to Bank, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Credit Party or any other Person) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Credit Party, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

6.18.      Post-Closing Requirements.

(a)       Within forty-five (45) days following the Closing Date, Borrower shall deliver to Bank a duly executed landlord access agreement, bailee letter or consignment waiver, as applicable, substantially in form satisfactory to Bank for each of the following properties:

(i)        2055 Dublin Drive, Suite 300, San Diego, CA 92154;

(ii)       1551 Opus Dr., Plainfield, IN 46168;

(iii)      1125 240th St., North Liberty, IA 52317;

(iv)       1701 Kitchenaid Way, Greenville, OH 45331;

(v)        1600 Central Ave., Roselle, IL 60172;

(vi)       2525 Benton Pike NE, Cleveland, TN 37323;

(vii)      1650 Agosta Rd., Marion, OH 43302;

(viii)     7301 N. Whirlpool Drive, Tulsa, OK 74117;

(ix)       1100 S. Main St., Springfield, TN 37172;

(x)        202 10th Street, Springfield, TN 37172;

(xi)       4850 W. Vernon Ave., Kinston, NC 28504;

(xii)      112 Twenty Nine Court, Williamston, SC 29697;

(xiii)     675 Heathrow Dr., Lincolnshire, IL 60069;

(xiv)     3000 Corporate Drive, Wilmington, NC 28405;

(xv)       1705 Billy Mitchell Blvd., Brownsville, TX 78521;

(xvi)      529 Pleasant Street, MS-B-1, Attleboro, MA  02703; and

(xvii)     2257 N. Penn Rd. , Hatfield, PA 19440.

(b)       Within ten (10) Business Days after the Closing Date, Borrower shall ensure that all newly issued bills of lading with respect to Inventory located outside of the United States aboard a vessel are negotiable bills of lading.

(c)       Within twenty (20) Business Days after the Closing Date, Borrower shall deliver to Bank evidence satisfactory to Bank that all financing statements with respect to Liens on specified equipment filed by Wells Fargo Equipment Finance, Inc. have been terminated.

7.       NEGATIVE COVENANTS.

So long as Bank shall have a Revolving Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, Borrower will, and will cause each other Credit Party to, observe, perform, and comply with each of the covenants set forth below in this Section 7.

7.1.       Indebtedness; Contingent Obligations.

7.1.1.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)       the Obligations;

(b)       Indebtedness consisting of Contingent Obligations described in clauses (a) and (f) of the definition thereof and permitted pursuant to Section 7.1.2 below;

(c)       Indebtedness existing on the Closing Date and set forth in Schedule 7.1 and Permitted Refinancings thereof;

(d)       Indebtedness consisting of Permitted Purchase Money Indebtedness and Permitted Sale and Leaseback Transaction;

(e)       unsecured intercompany Indebtedness permitted pursuant to Section 7.5(b);

(f)       other unsecured Indebtedness owing to Persons that are not Affiliates of the Credit Parties not exceeding $250,000 in the aggregate at any time outstanding;

(g)       any secured Indebtedness extended to Spitfire Controls (Vietnam) Co. Ltd. to purchase Equipment in an aggregate amount of $802,702.47 as of January 31, 2017 plus an additional amount not to exceed $750,000 in each Fiscal Year thereafter;

(h)       Indebtedness of Foreign Subsidiaries not exceeding $5,000,000 in the aggregate at any time outstanding;

(i)       Indebtedness of Borrower not exceeding $5,000,000 in the aggregate; provided that such Indebtedness is (i) solely secured by Inventory of the Borrower located outside of the United States that is not currently in transit aboard a vessel from a location outside the United States to a location in the United States and (i) subject in each case to an intercreditor agreement in form and substance satisfactory to Bank in its Permitted Discretion; and

7.1.2.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)       endorsements for collection or deposit in the Ordinary Course of Business;

(b)       Swap Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c)       Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 7.1, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)       Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Bank or a mortgagee title insurance policies;

(e)       Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with Dispositions permitted under Section 7.9; and

(f)       Contingent Obligations not exceeding $830,000 in the aggregate at any time outstanding arising with respect to the Spitfire Earnout; provided that such Contingent Obligations are subordinated to the Obligations on terms satisfactory to Bank in its Permitted Discretion.

7.2.       Liens.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

(a)       any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 7.21 securing Indebtedness outstanding on such date and permitted by Section 7.1.1(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 7.1.1(c);

(b)       any Lien created under any Loan Document;

(c)       Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non‑payment of which is permitted by Section 6.7;

________________________

1Wells real property liens should be scheduled

(d)       carriers', warehousemen's, mechanics', landlords', processors' materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)       Liens (other than any Lien imposed by ERISA)  in connection with workers' compensation, unemployment insurance and other social security legislation or consisting of pledges or deposits required in the Ordinary Course of Business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)       Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges), provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for the Credit Parties and their Subsidiaries not exceeding $250,000;

(g)       easements, rights‑of‑way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h)       Liens securing Permitted Purchase Money Indebtedness and Permitted Sale and Leaseback Transaction;

(i)       any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(j)       non-exclusive licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(k)       Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code as in effect under the laws of the State of New York;

(l)       normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on checks, drafts or other items of payment payable to a Credit Party or any of its Subsidiaries, including those constituting proceeds of any Collateral, in the course of collection;

(m)      Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(n)       Liens on the assets of Spitfire Controls (Vietnam) Co. Ltd. securing Indebtedness permitted by Section 7.1.1(d);

(o)       Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted by Section 7.1.1(h); and

(p)       Liens on certain Inventory of the Borrower located outside the United States that secure Indebtedness permitted by Section 7.1.1(i).

7.3.       Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, result in Liabilities in excess of $250,000.  No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

7.4.       Consolidations and Mergers.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to Bank, (a) any Subsidiary of the Borrower may merge, consolidate or otherwise combine with or into, convey, transfer, lease or otherwise dispose of all or substantially all of its assets or stock (whether in one transaction or in a series of transactions), or dissolve or liquidate into, the Borrower, provided that the Borrower shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Collateral in favor of Bank shall have been completed and (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary, provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity.

7.5.       Acquisitions and Investments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) purchase or acquire, or make any commitment to purchase or acquire any Capital Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i),  (ii) and (iii) are referred to as "Investments"), except for:

(a)       Investments in cash and Cash Equivalents;

(b)       Investments by any Credit Party in any other Credit Party and by any Credit Party in any Foreign Subsidiary; provided, that: (i) the Credit Parties shall accurately record all intercompany transactions on their respective books and records; (ii) at the time any such intercompany Investment is made by any Credit Party and after giving effect thereto, each such Credit Party shall be Solvent; and (iii) the aggregate amount of such Investments made by the Credit Parties in Foreign Subsidiaries during any Fiscal Year (excluding retained earnings of such Foreign Subsidiaries) shall not exceed $250,000;

(c)       Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.9(b);

(d)       Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e)       Investments existing on the Closing Date and set forth in Schedule 7.5; and

(f)       loans or advances to employees permitted under Section 7.8.

7.6.       Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock, (ii) purchase, redeem or otherwise acquire for value any Capital Stock now or hereafter outstanding, (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Indebtedness contractually subordinated to the Obligations, or (iv) make any loans to the stockholders of Borrower or to any Affiliates, lineal descendants or spouses of such stockholders, or trusts established for the benefit of any such Persons (the items described in clauses (i),  (ii),  (iii) and (iv) above are referred to as "Restricted Payments"); except that any Wholly-Owned Subsidiary of Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of Borrower, and except that:

(a)       Borrower may declare and make dividend payments or other distributions payable solely in its Capital Stock; and

(b)       Borrower may make other Restricted Payments, provided all of the following conditions are satisfied:

(A)       no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(B)       after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenant set forth in Section 8.1, recomputed for the most recent fiscal period for which financial statements have been delivered; and

(C)       after giving effect to such Restricted Payment, Availability is not less than $7,000,000.

7.7.       Capital Structure.  Except as expressly permitted under Section 7.4, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure or amend any of its organization documents in any material respect and, in each case, in any respect adverse to Bank.

7.8.       Affiliate Transactions.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a)       as expressly permitted by this Agreement;

(b)       in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of the Borrower or such Subsidiary;

(c)       loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $500,000 in the aggregate outstanding at any time;

(d)       non-cash loans or advances made by Borrower to employees of Credit Parties that are simultaneously used by such Persons to purchase Capital Stock of Borrower; and

(e)       permitted purchases of Equipment by Spitfire Controls (Vietnam) Co. Ltd. for Spitfire Controls (Vietnam) Co. Ltd.’s operations in an aggregate amount not to exceed $750,000 in each Fiscal Year.

7.9.       Dispositions.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a)       Dispositions in the Ordinary Course of Business to any Person other than an Affiliate of a Credit Party of (i) Inventory or (ii) worn out or surplus Equipment having a fair value not exceeding $500,000 in the aggregate in any Fiscal Year;

(b)       Dispositions (other than of (i) the Capital Stock of any Credit Party or any Subsidiary of any Credit Party or (ii) any Accounts of any Credit Party) not otherwise permitted hereunder which are made for fair market value; provided, that (A) at the time of any Disposition, no Event of Default shall exist or shall result from such Disposition, (B) not less than seventy-five percent (75%) of the aggregate sales price from such Disposition shall be paid in cash, (C) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $250,000 and (D) after giving effect to such Disposition, the Credit Parties are in compliance on a Pro Forma Basis with the covenant set forth in Section 8.1, recomputed for the most recent fiscal month for which financial statements have been delivered;

(c)       Dispositions of Cash Equivalents;

(d)       non-exclusive licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(e)       sales or assignments of Factored Collateral pursuant to the Factoring Documents; and

(f)       Disposition of any common Capital Stock in connection with any director or employee incentive option or common Capital Stock purchase plan in existence on the Closing Date disclosed to Bank and any other similar plan acceptable to Bank in its Permitted Discretion.

7.10.      Change in Business.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the date hereof.

7.11.      Changes in Accounting, Name or Jurisdiction of Organization; Etc.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP or the Securities and Exchange Commission, (b) change the Fiscal Year or method for determining fiscal quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (c) change its legal name as it appears in official filings in its jurisdiction of organization, or (d) change its (i) jurisdiction of organization, (ii) chief executive office, (iii) principal place of business, or (iv) other places of business or open any new places of business with more than $250,000 of Collateral in any such place, in the case of clauses (c) or (d), without at least twenty (20) days' prior written notice to Bank and the acknowledgement of Bank that all actions required by Bank, including those to continue the perfection of its Liens, to the extent applicable, have been completed.

7.12.      No Negative Pledges.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party's or Subsidiary's Capital Stock or make other payments and distributions to Borrower or any other Credit Party.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of the Collateral in favor of Bank, whether now owned or hereafter acquired.

7.13.      Sale-Leasebacks.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets except for Permitted Sale and Leaseback Transactions.

7.14.      Removal of Collateral.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (a) remove any of the Collateral (except for Equipment and Inventory in transit) from the locations set forth in Schedule 5.20 of this Agreement or keep any of the Collateral (except for Equipment and Inventory in transit) with a fair market value of more than $250,000 at any other office or location without giving Bank at least twenty (20) days' prior written notice of such action and complying with the other terms of this Agreement; provided that such location is within the continental United States or (b) locate any Inventory in any warehouse which has or will issue a negotiable warehouse receipt for such Inventory without Bank's prior consent.

7.15.      Returns and Acquisitions of Inventory.    Borrower shall not (a) return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (i) such return is in the Ordinary Course of Business; (ii) no Default or Event of Default exists or would result therefrom; (iii) Bank is promptly notified if the aggregate Net Orderly Liquidation Value of all Inventory returned in any month exceeds $500,000; and (iv) any payment received by Borrower for a return is promptly remitted to Bank for application to the Obligations, (b) acquire or accept any Inventory on consignment or approval, and Borrower shall take all steps to assure that all Inventory is produced in accordance with Requirements of Law, including the Fair Labor Standards Act of 1938 or (c) sell any Inventory on consignment or approval or any other basis under which the customer may return or require Borrower to repurchase such Inventory.

8.       FINANCIAL COVENANT.

Until the Obligations are fully paid, performed and satisfied (and all Letters of Credit have been cancelled and returned to Bank) and no Revolving Commitment exists, Borrower will, and will cause each other Credit Party to, observe, perform, and comply with the covenant set forth below in this Section 8.

8.1.       Minimum Fixed Charge Coverage Ratio.  Borrower will not permit the Fixed Charge Coverage Ratio to be less than (a) 1.00 to 1.00 for the period of four consecutive fiscal quarters ending on April 30, 2017 or (b) 1.10 to 1.00 for any period of four consecutive fiscal quarters ending on the last day of each fiscal quarter thereafter.

9.       DEFAULT.

9.1.       Events of Default.  Any of the following shall constitute an "Event of Default":

(a)       Non-Payment.  Any Credit Party fails to pay when and as required to be paid herein, any amount of (i) principal of any Loan, or (ii) within 3 Business Days after the same becomes due, interest on any Loan, including after maturity of the Loans, or any obligation in respect of any LC Disbursement or any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b)       Representation or Warranty.  Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made;

(c)       Specific Defaults.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.1,  6.2(a),  6.2(c),  6.2(d),  6.2(e),  6.2(f),  6.2(g),  6.2(h),  6.3,  6.4,  6.6,  6.7,  6.9,  6.10,  6.11,  6.13,  6.14,  6.18,  7 or 8;

(d)       Other Defaults.  Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer becomes aware of such default or (ii) the date upon which written notice thereof is given to the Borrower by Bank;

(e)       Cross Default.  Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(f)       Involuntary Proceedings.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Credit Party or any Subsidiary of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Subsidiary of any Credit Party or for a substantial part of its assets, and, in any such case, such appointment shall continue undischarged or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)       Voluntary Proceedings.  Any Credit Party or any Subsidiary of any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any, or fail to contest in a timely and appropriate manner, any proceeding or petition described in

Section 9.1(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Party or Subsidiary of any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)       Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $500,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i)       Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j)       Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Bank to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens that are expressly allowed to have priority over Bank's Liens;

(k)       Change of Control.  A Change of Control shall occur;

(l)       Invalidity of Subordination Provisions.  The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions;

(m)      Invalidity of Loan Documents.  (i) Any Guarantor repudiates, revokes or attempts to revoke its Guaranty, (ii) any Credit Party or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or (iii) the perfection or priority of any Lien granted to Bank, or any Loan Document, ceases to be in full force or effect for any reason (other than a waiver or release by Bank); or

(n)       Criminal Proceeding.  There is instituted against any Credit Party any criminal proceeding for which forfeiture of any asset is a potential penalty, or any Credit Party is enjoined, restrained or in any way prevented by order of any Governmental Authority from conducting any material part of its business affairs and such order is not completely stayed, to the satisfaction of Bank, or dissolved within five (5) Business Days from the effective date of such order.

9.2.       Remedies.  Upon the occurrence and during the continuance of any Event of Default, Bank may:

(a)       declare all or any portion of the Revolving Commitment to make Loans and/or Bank's obligations to issue Letters of Credit to be suspended or terminated, whereupon the Revolving Commitment and/or obligations shall forthwith be suspended or terminated;

(b)       declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party;

(c)       take possession of the Collateral and maintain such possession on any Credit Party's premises at no cost to Bank, or remove the Collateral, or any part thereof, to such other place(s) as Bank may desire;

(d)       enter any premises on which the Collateral, or any part or records thereof, may be situated and remove the same therefrom, for which action no Credit Party will assert against Bank any claim for trespass, breach of the peace or similar claim and no Credit Party will hinder Bank's efforts to effect such removal;

(e)       require any Credit Party, at its cost, to assemble the Collateral and make it available at a place designated by Bank;

(f)       collect, compromise, take, sell or otherwise deal with the Collateral and proceeds thereof in its own name or in the name of the applicable Credit Party, including (i) bringing suit on any one or more of the accounts, chattel paper, instruments, documents, leases or other agreements constituting Collateral (collectively, "Contracts") in the name of such Credit Party or Bank, and exercise all such other rights respecting the Contracts, in the name of such Credit Party or Bank, including the right to accelerate or extend the time of payment, settle, release in whole or in part any amounts owing on any Contract and issue credits in the name of such Credit Party or Bank, and including proceeding against any collateral or security provided in respect of any Contract, and (ii) bringing suit on any one or more of the general intangibles constituting Collateral, in the name of such Credit Party or Bank, and exercise all such other rights respecting the general intangibles, including the right to accelerate or extend the time of payment, settle, release in whole or in part any amounts owing on any such general intangible and issue credits in the name of such Credit Party or Bank, and including proceeding against any collateral or security provided in respect of any such general intangible;

(g)       sell part or all of the Collateral at public or private sale(s), for cash, upon credit or otherwise, at such prices and upon such terms as Bank deems advisable, at Bank's discretion, and Bank may, if Bank deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale, and without being obligated to make any sale of the Collateral regardless of notice of sale having been given, and Bank may purchase any Collateral at such public or private sale(s) and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations;

(h)       to the extent Bank has not so acted or is currently so acting pursuant to the other terms of this Agreement, notify the applicable Credit Party's customers, Account Debtors and any other Persons (i) obligated on the Collateral to make payment or otherwise render performance to or for the benefit of Bank and (ii) that, without limiting the generality of clause (i), the Contracts and general intangibles constituting Collateral have been assigned to Bank and that payments should be made directly to Bank;

(i)       require any Credit Party, using such form as Bank may approve, to notify such Credit Party's customers, Account Debtors and any other Persons, and to indicate on all of such Credit Party's correspondence to such customers, Account Debtors and other Persons, that the Contracts and general intangibles constituting Collateral must be paid to Bank directly;

(j)       sign any indorsements, assignments or other writings of conveyance or transfer in connection with any disposition of the Collateral;

(k)       sell, assign, transfer or otherwise dispose of all or any part of the Collateral in any manner permitted by law and do any other thing and exercise any other right or remedy which Bank may, with or without judicial process, do or exercise under applicable law, and in any such sale Bank may sell, assign, transfer or otherwise dispose of all or any part of the Collateral without giving any warranties and Bank may specifically disclaim any warranties of title and the like;

(l)       apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by Bank to enforce its rights and remedies under this Agreement and, as applicable, the other Loan Documents, in order to manage, protect, preserve, and sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Obligations until a sale or other disposition of such Collateral is finally made and consummated;

(m)      enforce the obligations of an Account Debtor or other Person obligated on Collateral and exercise the rights of the debtor with respect to the obligation of the Account Debtor or other Person obligated on Collateral to make payment or otherwise render performance to any Credit Party, and with respect to any property that secures the obligations of the Account Debtor or other Person obligated on Collateral, in any case directly or through collection agencies or other collection specialists;

(n)       receive, open and dispose of mail addressed to any Credit Party, and notify postal authorities to deliver any such mail to an address designated by Bank;

(o)       make and adjust claims under insurance policies;

(p)       without limiting the provisions of Section 10.8, apply (or instruct another Person to apply) to the Obligations the balance of any deposit account that is part of the Collateral; and/or

(q)       exercise all other rights and remedies available to it under the Loan Documents or applicable law;

provided,  however, that upon the occurrence of any event specified in Section 9.1(f) or 9.1(g) above (in the case of Section 9.1(f) upon the expiration of the sixty (60) day period mentioned therein), the obligation of Bank to make Loans and to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Bank.  In connection with the foregoing, Bank shall not deliver a Control Notice (as defined in the Imported Goods Agreement) pursuant to the Imported Goods Agreement unless an Event of Default has occurred and is continuing.

9.3.       Waivers by Credit Parties.  Each Credit Party acknowledges that portions of the Collateral could be difficult to preserve and dispose of and be further subject to complex maintenance and management.  Accordingly, Bank, in exercising its rights under this Section 9, shall have the widest possible latitude to preserve and protect the Collateral and Bank's security interest in and Lien thereon.  Moreover, each Credit Party acknowledges and agrees that Bank shall have no obligation to, and such Credit Party hereby waives to the fullest extent permitted by law any right that it may have to require Bank to, (a) clean up or otherwise prepare any of the Collateral for sale, (b) pursue any Person to collect any of the Obligations, or (c) exercise collection remedies against any Persons obligated on the Collateral.  Bank's compliance with applicable local, state or federal law requirements, in addition to those imposed by the UCC, in connection with a disposition of any or all of the Collateral will not be considered to adversely affect the commercial reasonableness of any disposition of any or all of the Collateral under the UCC.

9.4.       Notice of Disposition; Allocations.  If any notice is required by law to effectuate any sale or other disposition of the Collateral, (a) Bank will give the applicable Credit Party written notice of the time and place of any public sale or of the time after which any private sale or other intended disposition thereof will be made, and at any such public or private sale, Bank may purchase all or any of the Collateral, and (b) Bank and each Credit Party agree that such notice will not be unreasonable as to time if given in compliance with this Agreement ten (10) days prior to any sale or other disposition.  The proceeds of the sale will be applied first to all costs and expenses of such sale including attorneys' fees and other costs and expenses, and second to the payment of all Obligations in the manner and order determined by Bank in its discretion.  The Credit Parties shall remain liable to Bank for any deficiency.  Unless otherwise directed by law, Bank will return any excess to the Credit Parties.

9.5.       Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.6.       Equitable Relief.  Each Credit Party recognizes that, in the event such Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Bank; therefore, each Credit Party agrees that Bank, if Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

10.      MISCELLANEOUS.

10.1.      Notices.

10.1.1.   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 10.1.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or, subject to Section 10.1.2, electronic communication, as follows:

(a)	if to any Credit Party, to Borrower at:

SigmaTron International, Inc.
2201 Landmeier Road
Elk Grove Village, Illinois 60007
Attention: Linda Frauendorfer, CFO
Fax: (847) 956-9801
Email: linda.frauendorfer@sigmatronintl.com

with a copy to:

Howard & Howard Attorneys PLLC
200 South Michigan Avenue; Suite 1100
Chicago, IL 60604
Attention: Henry J. Underwood
Fax: (312) 456-3685
Email: hju@h2law.com

(b)	if to Bank at:

U.S. Bank National Association
209 South LaSalle Street, Suite 300
Chicago, Illinois 60604
Attention: Portfolio Manager
Fax: (312) 325-8905
Email: jeffrey.kessler@usbank.com

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

10.1.2.   Bank or the Borrower (on behalf of the Credit Parties) may, in its discretion, agree to accept notices and other communications (including, without limitation, Borrowing Base Certificates) to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Bank otherwise prescribes, all such notices and other communications (a) sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (b) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

10.1.3.   Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.2.      Waivers; Amendments.

10.2.1.   No failure or delay by Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Bank hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.2.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Bank may have had notice or knowledge of such Default at the time.

10.2.2.   Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (a) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Bank or, (b) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Bank and the Credit Party or Credit Parties that are parties thereto.

10.3.      Expenses; Indemnification.

10.3.1.   Each Credit Party shall pay (a) all reasonable out of pocket expenses incurred by Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Bank, in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all out-of-pocket expenses incurred by Bank, including the fees, charges and disbursements of any counsel for Bank, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (d) expenses incurred in connection with assessing and responding to any subpoena, garnishment or similar process served on Bank relating to any Credit Party, any Collateral, any Guarantor, any Loan Document or the extensions of credit evidenced thereby.  Expenses being reimbursed by the Credit Parties under this Section include, without limiting the generality of the foregoing, reasonable costs and expenses incurred in connection with:

(i)        appraisals and insurance reviews, subject to Section 6.2(l);

(ii)       field examinations and the preparation of reports based on the fees charged by a third party retained by Bank or the internally allocated fees for each Person employed by Bank with respect to each field examination (which, for informational purposes, are currently equal to $850 per day plus related costs and expenses), but Credit Parties' obligation to reimburse expenses incurred in connection therewith is limited to examinations conducted twice a year per location unless an Event of Default has occurred and is continuing;

(iii)      taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording any Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue Bank's Liens;

(iv)       sums paid or incurred to take any action required of any Credit Party under the Loan Documents that such Credit Party fails to pay or take; and

(v)        forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining each Special Depositary Account and Lock Box, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to Borrower as Revolving Loans or to another deposit account, all as described in Section 2.15.3.

10.3.2.   Each Credit Party shall indemnify Bank and each Related Party of Bank (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (a) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (b) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any Credit Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of its Subsidiaries, (d) the failure of any Credit Party to deliver to Bank the required receipts or other required documentary evidence with respect to a payment made by such Credit Party for Taxes pursuant to Section 2.14, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

10.3.3.   To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for lost profits or special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereunder, any Loan or Letter of Credit or the use of the proceeds thereof.

10.3.4.   All amounts due under this Section 10.3 shall be payable not later than three (3) Business Days after written demand therefor.

10.3.5.   Without limiting the provisions of Section 2.14.3, this Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.4.      Successors and Assigns.

10.4.1.   So long as an Event of Default has occurred and is continuing, Bank shall have the right to assign this Agreement and the other Loan Documents.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Bank that issues any Letter of Credit), except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Bank.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.4.2) and, to the extent expressly contemplated hereby, the Related Parties of Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.4.2.   (a) So long as an Event of Default has occurred and is continuing, Bank may, without the consent of Borrower, sell participations to one or more banks or other entities

(a "Participant") in all or a portion of Bank's rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (i) Bank's obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which Bank sells such a participation shall provide that Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.  Subject to paragraph (b) of this Section 10.4.2, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12,  2.13 and 2.14.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were Bank, provided such Participant agrees to be subject to Section 2.14.3 as though it were Bank.

(b)       A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent.

10.4.3.   Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Bank from any of its obligations hereunder or substitute any such pledgee or assignee for Bank as a party hereto.

10.5.      Survival.  All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitment has not expired or terminated.  The provisions of Sections 2.12,  2.13,  2.14,  9 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitment or the termination of this Agreement or any provision hereof.

10.6.      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by Bank and when Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.7.      Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8.      Right of Setoff.  All cash, moneys, investment property and other properties of any Credit Party and the proceeds thereof now or hereafter held or received by Bank from or for the account of such Credit Party, including any and all deposits (general or special, time or demand, provisional or final), account balances and credits of such Credit Party with Bank or any Affiliate of Bank at any time existing, (a) are part of the Collateral, (b) will be held as security for the Obligations, and (c) may be set off and applied against any or all Obligations at any time following the occurrence and during the continuance of an Event of Default, and Bank has the right at any time during the continuance of an Event of Default to refuse to allow withdrawals from any account of such Credit Party, irrespective of whether or not Bank shall have made any demand under the Loan Documents and although such obligations may be unmatured.  Each Credit Party authorizes Bank's Affiliates to pay or to deliver to Bank any deposits or all supporting obligations, or other sums credited by Bank's Affiliates, or due from Bank's Affiliates to such Credit Party, for application against any or all Obligations, at any time upon the occurrence of any Event of Default, all without further notice to such Credit Party or any other Person (such notice being expressly waived) and without any necessity on Bank's part to resort to other security or sources of reimbursement for the Obligations.  The rights given to Bank hereunder are cumulative with Bank's other rights and remedies, including other rights of setoff.  Bank may give notice of the above grant of a security interest in, and assignment of, such deposits and other sums to any Affiliate of Bank.  Bank has authorization to, and may make any suitable arrangements with, any Affiliate of Bank for effectuation thereof, and each Credit Party hereby irrevocably appoints Bank as its attorney-in-fact to collect any and all such deposits or other sums to the extent any such payment is not made to Bank by any Affiliate of Bank.

10.9.      Governing Law; Jurisdiction; Consent to Service of Process.

10.9.1.   The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (but otherwise without regard to the conflict of laws provisions) of the State of Illinois,  but giving effect to federal laws applicable to national banks.

10.9.2.   Subject to the last sentence of this Section 10.9.2, each Credit Party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Bank or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the U.S. Federal or Illinois State courts sitting in Chicago, Illinois, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that Bank may otherwise have to bring any action or proceeding against any Credit Party or its properties in the courts of any other jurisdiction.

10.9.3.   Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.9.2.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.9.4.   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10.     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11.     Confidentiality.  Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of Borrower, (h) in league table measurements or in any tombstone or other advertising materials so long as the Information is limited to identifying the Credit Parties and type of loan extended hereunder (and the Credit Parties consent to the publication of such tombstone or other advertising materials) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Bank on a non-confidential basis from a source other than a Credit Party.  For the purposes of this Section, "Information" means all information received from a Credit Party relating to a Credit Party or its business, other than any such information that is available to Bank on a non-confidential basis prior to disclosure by a Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.12.     Nonreliance; Violation of Law.  Bank hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, Bank shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.

10.13.     USA PATRIOT Act.  Bank hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow Bank to identify the Credit Parties in accordance with the PATRIOT Act.

10.14.     Disclosure.  Each Credit Party and Bank hereby acknowledges and agrees that Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Credit Parties and their respective Affiliates.

10.15.     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by Bank in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Bank.

10.16.     Agreement Jointly Drafted.  The parties agree that this Agreement shall not be construed against any party to this Agreement on the grounds that such party drafted this Agreement, but shall be construed as if all parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not on such grounds be interpreted against any one party.

10.17.     Advice of Counsel Obtained.  Each of the parties acknowledges and represents that it has had the opportunity to consult with legal, financial, and other professional advisors as it deems appropriate in connection with its consideration and execution of this Agreement.  Each undersigned party further represents and declares that in executing this Agreement, it has relied solely upon its own judgment, belief and knowledge, and the advice and recommendation of its own professional advisors, concerning the nature, extent and duration of its rights, obligations and claims; that it has reviewed its records, evaluated its position and conducted due diligence with regard to all rights, claims or causes of action whatsoever with respect to any and all other parties; and that it has not been influenced to any extent whatsoever in executing this Agreement by any representations or statements made by the other party or its representatives, except those expressly contained herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BORROWER:

SIGMATRON INTERNATIONAL, INC.

By:	/s/	Linda K. Frauendorfer
Name:		Linda K. Frauendorfer
Title:		Chief Financial Officer

BANK:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/	Lynne Ciaccia
Name:		Lynne Ciaccia
Title:		Authorized Officer

Signature Page to Loan and Security Agreement